                                            Registration Statement No. 333-92653

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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              AMENDMENT NO. 2

                                ---------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                ISLANDS BANCORP
                 (Name of Small Business Issuer in Its Charter)
    South Carolina                   6021                      57-1082388
    (State or Other           (Primary Standard             (I.R.S. Employer
    Jurisdiction of               Industrial                 Identification
   Incorporation or          Classification Code                Number)
     Organization)                 Number)

                         211 Charles Street, Suite 100
                         Beaufort, South Carolina 29902
                                 (843) 470-9962
          (Address and Telephone Number of Principal Executive Offices
                   and Intended Principal Place of Business)

                                ---------------

                               William B. Gossett
             President and Chief Executive Officer, Islands Bancorp
                         211 Charles Street, Suite 100
                         Beaufort, South Carolina 29902
                                 (843) 470-9962
           (Name, Address and Telephone Number of Agent For Service)
                                    Copy to:
                              William S. McMaster
                       Nexsen Pruet Jacobs & Pollard, LLP
                                1441 Main Street
                                P.O. Drawer 2426
                               Columbia, SC 29201
                                 (803) 253-8217
                              (803) 253-8277 (Fax)

                                ---------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective. If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell the securities until the registration statement filed with the       +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

 This is a preliminary prospectus that is not yet complete. March 3, 2000

                                ISLANDS BANCORP

                             A Holding Company for
                                  [LOGO HERE]

                                  Common Stock
                        Purchase Price $10.00 Per Share

  630,000 shares (Minimum)                   1,000,000 shares (Maximum)

  Islands Bancorp is offering shares of its common stock to organize Islands Community Bank, N.A., a proposed national bank to be headquartered in Beaufort, South Carolina. We will be the sole shareholder of Islands Community Bank after it is organized. Islands Community Bank is expected to be a community-oriented financial institution focused on providing a full range of personalized commercial and consumer banking services and products designed to meet the needs of individuals and businesses in our community. This is our initial public offering, and no public market currently exists for our shares. Our directors are being offered warrants to purchase one share of common stock for $10.00 per share for every share they purchase in the offering. The warrants are being offered solely to our directors and not to the public. See "The Offering--Purchases of Common Stock by Our Directors."

  Investing in our common stock involves a high degree of risk. It is not a deposit or an account, and it is not insured by the FDIC or any other government agency. We urge you to read carefully the "Risk Factors" section beginning on page 6, along with the rest of this prospectus, before you make your investment decision. You should not invest in this offering unless you can afford to lose your entire investment.

  We will be offering the shares through the efforts of our officers and directors. We may also engage the services of a sales agent to use its best efforts to assist in the offering. If we utilize a sales agent, we anticipate that the sales agent will be paid no more than an eight percent commission for each share sold. In our computation of the commissions in the table below, we have assumed that 200,000 of the shares will be sold through a sales agent. See "The Offering."

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--------------------------------------------------------------------------------
                                                   Selling Agent   Proceeds to
                                   Price to Public  Commissions  Islands Bancorp
--------------------------------------------------------------------------------
Per Share ........................     $10.00          $0.80          $9.20
Total Minimum.....................   $6,300,000      $160,000      $6,140,000
Total Maximum.....................   $10,000,000     $160,000      $9,840,000

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  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              March   , 2000

                               Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Offering.............................................................  10
Use of Proceeds..........................................................  14
Capitalization...........................................................  15
Dividend Policy..........................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Proposed Business of the Bancorp and the Bank............................  18
Supervision and Regulation...............................................  24
Management...............................................................  29
Security Ownership of Management.........................................  34
Transactions with Management.............................................  35
Description of Securities................................................  37
Legal Matters............................................................  41
Experts..................................................................  41
Additional Information...................................................  41
Index to Financial Statements............................................ F-1
Subscription Offer Forms

                              ------------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It includes all significant aspects of the offering of our common stock, but it may not contain all of the information that is important to you before investing in our common stock. To better understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

Islands Bancorp and Islands Community Bank

   Islands Bancorp is a South Carolina corporation that was incorporated on July 23, 1999 to organize and serve as the holding company for Islands Community Bank, N.A., a proposed national bank. The bank will operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in Beaufort County, South Carolina, including the City of Beaufort, and its neighboring islands and communities.

   We have filed an application for a charter to be granted to the bank by the Office of the Comptroller of the Currency and an application for insurance of its deposits to be obtained from the FDIC. On February 1, 2000 we received preliminary approval from the Office of the Comptroller of the Currency to charter the bank. Final approval is conditioned upon raising the required minimum amount in this offering, receipt of FDIC approval for insurance of the bank's deposits and the bank's implementation of proper bank regulatory policies and procedures. We intend to apply to the Board of Governors of the Federal Reserve System for authority to become a bank holding company once the bank's charter is granted and FDIC insurance is obtained.

   We hope to receive all necessary regulatory approvals in the second quarter of 2000. At that point, if at least the minimum number of shares are sold in this offering, we anticipate beginning operations out of a temporary facility to be located at 131 Sea Island Parkway (federal highway 21) in Lady's Island, South Carolina. This site is approximately two miles from downtown Beaufort and is currently under contract by the Bancorp. We expect construction of our permanent facility at this site to be completed in the third quarter of 2001.

Our Market Area

   Our primary service area consists of a large portion of Beaufort County. It includes the City of Beaufort and the adjacent communities of Port Royal and Burton. It also includes the islands that are northeast of the Broad River and south of the Coosaw River. Some of the major islands are Lady's Island, Fripp Island, Parris Island, St. Helena Island, Hunting Island, Port Royal Island, Dataw Island and Harbor Island. Located in the southernmost corner of coastal South Carolina, Beaufort County is one of the fastest growing counties in South Carolina, in terms of both population and commercial growth, according to information published by the Greater Beaufort Chamber of Commerce. The City of Beaufort serves as the commercial and retail center for communities in the southern corner of South Carolina and is considered a key economic focal point of the Beaufort County area. According to CACI Marketing Systems Group, a national demographic and market information provider, the 1998 population of Beaufort County was approximately 109,200 and is expected to grow to approximately 123,700 in 2003. We anticipate that the deposit base in the Beaufort County area will grow as its population and economic activity continue to increase. As of June 30, 1998, there were eight commercial banks represented in the Beaufort market with aggregate deposits of approximately $402 million.

Our Market Opportunity

   We believe an attractive opportunity exists in our primary service area for a locally headquartered community bank that focuses on personalized service to individuals and businesses. The banking industry in our primary service area has experienced significant consolidation in recent years principally as the result of the liberalization of interstate banking and branching laws. Many of our area's former community banks have been acquired by large regional financial institutions headquartered outside our market area. As a result, none of the eight commercial banks operating in our primary service area as of December 31, 1999 were headquartered in Beaufort or Beaufort County. This consolidation in the banking industry has also resulted in the dissolution of local boards of directors and the dislocation of management and customer service personnel with extensive banking experience and strong ties to our local community. Accordingly, we believe that many customer relationships in the Beaufort market have been disrupted as the bigger financial institutions have increasingly focused their attention on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered by less personalized delivery systems. We believe this has created a demand for the delivery of higher quality, personalized banking services to individuals and small to medium-sized businesses. For these reasons, we believe we have a unique opportunity to attract and retain experienced and talented individuals who are familiar with the banking needs of the local community. As a locally owned community bank headquartered in Beaufort, we will offer convenient service, local decision-making and competitive loans. Additionally, by focusing our operations on the community we serve, we believe that we will be able to respond to changes in the Beaufort market more quickly than large, centralized institutions.

Our Organizers and Directors

   The Bancorp was organized by ten individuals residing or doing business in Beaufort County. These organizers have advanced approximately $100,000 and have guaranteed a $90,000 line of credit that the Bancorp obtained from GrandSouth Bank and a $500,000 line of credit that the Bancorp obtained from The Bankers Bank. These lines of credit were obtained in order to pay organizational and offering expenses.

   The board of directors of the Bancorp consists of nine of our organizers and our President and Chief Executive Officer, all of whom are also expected to be the directors of the bank. All of our directors have significant business interests in Beaufort County and are active participants in the Beaufort community. For the names of and biographical information about our organizers, see "Management--Directors and Executive Officers of the Bancorp and the Bank." The directors intend to utilize their diverse backgrounds and their extensive local business relationships to attract customers from all segments of our community. Our directors will not be compensated for their services until the bank becomes cumulatively profitable. In connection with the initial organization and capitalization of the Bancorp, each of our organizers and our President and Chief Executive Officer purchased 50 shares of common stock of the Bancorp at $10.00 per share. In addition to these shares, the directors and executive officers have indicated their intent to purchase an aggregate of approximately 121,000 more shares of common stock in the offering. In that event, the directors and executive officers will own an amount of shares equal to approximately 19.3 percent of the shares of stock to be outstanding after this offering, assuming the completion of the minimum offering of 630,000 shares. See "Security Ownership of Management." We believe that our directors' ownership interests in the Bancorp should encourage their active participation in growing our business.

The Offering

Common stock offered................ Minimum: 630,000 shares
                                     Maximum: 1,000,000 shares
Common stock outstanding
 prior to this offering............. 550 shares
Common stock to be outstanding
 after this offering................ Minimum: 630,550 shares
                                     Maximum:1,000,550 shares
Price to public..................... $10.00 per share
Net proceeds........................ $6,040,000 if the minimum number of shares of common stock are sold and $9,740,000 if the maximum number
                                     of shares are sold. These amounts are net of the
                                     payment of an eight percent sales agent commission
                                     on up to 200,000 shares sold and the payment of
                                     offering and organizational expenses estimated at
                                     $100,000.

Use of proceeds..................... We will use the proceeds of the offering as follows:
                                     .To pay the offering expenses;
                                     .To reimburse the organizational expenses incurred
                                     by the organizers;
                                     .To repay the line of credit guaranteed by the
                                     organizers;
                                     .To capitalize the bank; and
                                     .To add to the working capital of the Bancorp.
                                     If the ultimate net proceeds of the offering are
                                     greater than $7 million, then we may invest all or a
                                     portion of the excess in the capital of the bank.
                                     Any balance will be retained as working capital of
                                     the Bancorp.
                                     The bank will use the funds it receives from the
                                     Bancorp as follows:
                                     .To pay expenses;
                                     .To purchase the site for its initial offices;
                                     .To build and furnish its offices; and
                                     .To provide working capital to operate the bank.
Offering conditions................. We must satisfy the following conditions to complete the offering:
                                     .At least $6,300,000 of subscription proceeds must
                                     be deposited in an escrow account with an
                                     independent escrow agent;
                                     .The Federal Reserve Board must approve our
                                     application to become a bank holding company;
                                     .The Federal Deposit Insurance Corporation must
                                     approve the bank's application for deposit
                                     insurance; and
                                     .We must not have cancelled this offering before
                                     funds are withdrawn from the subscription escrow
                                     account.
Escrow arrangements................. Until we have satisfied all of the offering conditions, we will place all funds in an escrow
                                     account. If we have not satisfied the offering
                                     conditions by January 31, 2001, we will return to
                                     the subscribers all funds placed in the escrow
                                     account, without interest. Once we have satisfied
                                     all of the offering conditions, the escrow agent
                                     will release all funds to the Bancorp. Any funds
                                     received after that time will not be placed in
                                     escrow, but will be immediately available for use by
                                     the Bancorp. At that point, all subscribers may lose
                                     a portion of their investment if either the Bancorp
                                     or the bank does not receive final regulatory
                                     approval.

Plan of Distribution

   Our officers and directors are expected to handle the sale of substantially all of the shares of common stock in this offering. They will not be paid any fees or commissions for their efforts. In addition, we may engage a registered broker-dealer as our sales agent to use its best efforts to assist us in the sale of shares above the minimum offering of 630,000 shares. If we utilize a sales agent, we anticipate that the sales agent will be paid not more than an eight percent commission on each share sold. See "The Offering--Plan of Distribution."

                                  RISK FACTORS

   An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information included in this prospectus before you decide to purchase any shares of our common stock. You should also carefully read the cautionary statement following the "Risk Factors" regarding the use of forward-looking statements.

Because we have no operating history, you may not be able to accurately evaluate Islands Bancorp.

   Neither the Bancorp nor the bank has any operating history on which to base an assessment of the risk that they may be unsuccessful. The Bancorp was only recently formed, and the bank is not expected to receive final approval from regulatory authorities to begin operations until after this offering is completed. Consequently, you will not have access to historical information that would be helpful in deciding whether to invest in the Bancorp. You should consider the risk of an investment in the Bancorp in light of the expenses, complications and delays frequently encountered in connection with the development of a new bank.

We will incur substantial start-up expenses, and there is a risk that we may never become profitable.

   We will be the sole shareholder of the bank, and it will be our only operating asset. This means that our success, and any return on your investment in our common stock, will depend entirely on the operations of the bank. If the bank is ultimately unsuccessful, you may not recover all or any part of your investment in the common stock. Typically, new banks are not profitable in the first year of operation and sometimes they are not profitable for several years. Total organizational costs as of December 31, 1999 amounted to $85,169. From December 10, 1998 to December 31, 1999, the net loss of the Bancorp amounted to $174,255. The estimated net loss for the period from January 1, 2000 through July 1, 2000, the anticipated opening date for the Bank, is $328,045. In order for us to become profitable, the bank will need to attract a large number of customers to deposit and borrow money. Additionally, many of the bank's loans initially will be new loans to new borrowers. Accordingly, it will take several years to determine the borrowers' payment histories. As a result, management will not be able to evaluate reliably the quality of the loan portfolio until that time.

If we experience delays in receiving regulatory approvals our schedule for opening the bank will be delayed, which will delay any revenue realization and will cause our losses to increase.

   Although we expect to receive all regulatory approvals to begin operations in the second quarter of 2000, we can give no assurance as to when, if ever, these events will occur. Any delay in beginning our operations will increase our pre-opening expenses and postpone realization of potential revenue by the bank. A delay will cause our accumulated deficit to increase as a result of our lack of revenues and our continuing operating expenses, such as salaries and other administrative expenses.

If we fail to receive necessary regulatory approvals, you could lose a portion of your investment.

   If the conditions for releasing subscription funds from the escrow account are satisfied and we release the funds, but fail to receive final regulatory approval, we would seek to dissolve and liquidate the Bancorp. Upon liquidation, we would return to subscribers all of their funds, without interest, less all expenses incurred by the Bancorp. Consequently, subscribers whose funds are originally placed in escrow, but became available to the Bancorp, may lose a portion of their investment. In addition, funds available for return to subscribers could be reduced by amounts necessary to satisfy claims of creditors. See "The Offering--Failure of Bank to Begin Operations."

We will be competing with many other larger financial institutions which may have an adverse effect on our success.

   As a new bank in an established market, we expect to encounter strong competition from existing banks and other types of financial institutions operating in our market area and elsewhere. Our relatively small size may affect our ability to compete effectively with these institutions in attracting deposits and offering other financial services. We will compete with numerous other lenders and deposit-takers including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. These institutions may have competitive advantages over the bank because they have greater capitalization and other resources, and they can offer potential depositors higher lending limits and other services which the bank may not be able to offer. Although we will compete primarily with other financial institutions in our market area, we may also compete with Internet banks and financial institutions located throughout the United States for products such as large certificates of deposit. We are aware of a proposed new community bank that plans to commence operations in our primary service area in the first half of 2000. If that occurs, we would also face competition with that community bank.

   All of our competitors actively solicit business from residents of Beaufort County. Some of these institutions are not subject to the same degree of regulation as we will be, and some have greater resources than will be available to us. Because of this competition, we may have to pay higher rates of interest to attract deposits. We can offer you no assurance that the bank will be successful in attracting the deposits it will need to sustain its growth.

   The Gramm-Leach-Bliley Act will go into effect March 11, 2000 and will remove some of the former legal barriers to the entry of non-banking enterprises into the commercial banking business. As a consequence, the bank may face even greater competition in its primarily service area from large, well-capitalized enterprises. At the same time, regulations may prevent the Bancorp and the bank from diversifying into non-banking businesses. See "Supervision and Regulation."

Our initial lending limit will be lower than many of our competitors, which may discourage potential customers and limit our growth.

   At least initially, the bank will have less capital than many of its competitors. This means that its legally mandated lending limits will be lower than those of these competitors. These lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to grow. Until the bank is profitable, we will lose money, which will decrease our capital and therefore our lending limit. We may try to serve the needs of our borrowers by selling loan participations to other institutions, but this strategy may not succeed.

Departures of our key personnel or directors will impair our operations.

   William B. Gossett will be our President and Chief Executive Officer. He will be instrumental in our organization and will be the key management official in charge of our daily business operations. Although we have entered into an employment agreement with Mr. Gossett, we cannot be assured of his continued service, and he would be difficult to replace. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. Our growth could be adversely affected if the composition of our board of directors changes materially. See "Management."

A downturn in the general economic conditions in Beaufort County could cause our operations to suffer and decrease the value of your investment.

   A prolonged economic dislocation or recession affecting Beaufort County could cause the bank's non-performing assets to increase, causing operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters such as hurricanes or tornadoes, or a prolonged downturn in various industries including the real estate development, resort and retirement industries, upon which the economy of Beaufort County is highly dependent. Moreover, as many of our shareholders are expected to be residents of the Beaufort County area, a prolonged downturn in the economy of Beaufort County could result in sales of large amounts of our common stock.

Because the offering price cannot be supported by value of assets or earnings, you may be overpaying for the shares.

   We set the offering price at $10.00 per share on the basis of the start-up capital needs of the bank and the offering prices of other newly-organized bank holding companies. This price bears no relationship to assets, book value, earnings or other established criteria of value. As a result, you may be overpaying for the shares.

You may have difficulty in selling your shares because of the absence of an active public market.

   There is no established market for the common stock. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because the size of this offering is relatively small, it is unlikely that there will be enough shareholders or outstanding shares to support an active trading market. Consequently, you should only invest in the common stock if you have a long-term investment intent. If an active market does not develop, you may be required to locate a buyer on your own and may not be able to do so.

We intend to grant warrants and stock options to the directors and to some of our employees which, if exercised, would reduce your percentage ownership in the Bancorp.

   If the offering is unsuccessful, the organizers will lose the funds of approximately $100,000 which they have advanced toward organizational and offering expenses and the $5,500 they paid to purchase shares of the Bancorp. They will also be obligated to repay the line of credit obtained to pay a portion of such expenses which they have personally guaranteed. In recognition of these financial risks, and their willingness to serve as directors without pay until the bank is cumulatively profitable, we intend to grant to each of the directors who purchases shares in this offering one warrant to purchase one additional share of common stock for each share of common stock the director purchases in this offering, up to an aggregate maximum for all directors of 210,115 shares. On the basis of the amount of shares our directors have indicated they intend to purchase in this offering, we intend to issue to the directors warrants to purchase up to an aggregate of 121,000 shares of common stock. See "Management--Stock Warrants of Directors" and "Security Ownership of Management." In addition, we intend to establish an incentive stock option plan which will allow us to grant stock options to officers and other employees who are contributing significantly to the management or operation of the business of the Bancorp or the bank. Under this plan, we intend to reserve a number of shares of common stock for the issuance of options equal to 15% of the shares outstanding after this offering.

   Any future exercise of the organizer's warrants or any options that may be granted under the stock option plan would reduce your percentage ownership in the Bancorp. For example, prior to the exercise of their warrants, the organizers will own approximately 19.3 percent of the shares outstanding. This assumes the sale of only the minimum number of shares in this offering and the purchase by the organizers of the aggregate number of shares of common stock they have indicated they intend to purchase. See "Security Ownership of Management." If the organizers exercised all of their warrants, they would own approximately 32.3 percent of the outstanding shares. Again, this assumes the sale of only the minimum number of shares in this offering and the purchase by the organizers of the aggregate number of shares of common stock they have indicated they intend to purchase.

Anti-takeover provisions in our articles of incorporation and state corporate laws could deter or prevent take-over attempts by a potential purchaser of our common stock and deprive you of the opportunity to obtain a takeover premium for your shares.

   In many cases, shareholders receive a premium for their shares when a company is purchased by another. Various provisions in our articles of incorporation and bylaws and state corporate laws could deter and make it more difficult for a third party to bring about a merger, sale of control, or similar transaction without approval of our board of directors. These provisions tend to perpetuate existing management. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. These provisions, which could make it less likely that a change in control will occur, include:

 . provisions in our articles of incorporation establishing three classes of directors with staggered terms, which means that only one-third of the members of the board of directors is elected each year and each director serves for a term of three years.

 . provisions in our articles of incorporation authorizing the board of directors to issue a series of preferred stock without shareholder action, which issuance could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in the Bancorp.

 . provisions in our bylaws relating to meetings of shareholders which limit who may call a meeting and what matters will be voted upon.

 . state law provisions that require two-thirds of the shareholders to approve mergers and similar transactions, and amendments to the articles of incorporation.

   See "Description of Securities--Change of Control and Anti-takeover
Effects".

You may suffer dilution in your interests in common stock if we offer additional shares of common stock in the future.

   The directors of the Bancorp believe that the sale of the minimum number of 630,000 shares of common stock in this offering will provide adequate capital to sustain the bank during its initial years of operations. See "Use of Proceeds." There is no present intent to offer for sale additional shares of common stock over and above the maximum number of one million shares. However, the bank's success will depend on a number of factors, including the factors set forth in this "Risk Factors" section of the prospectus. Accordingly, no assurance can be given that, in the future, the Bancorp will not have to seek additional capital by offering and selling additional shares of common stock in order to continue to operate, satisfy regulatory requirements or achieve successful operations. See "Supervision and Regulation -- Capital Adequacy Requirements." If it becomes necessary to raise additional capital to support the bank's operations, there is no assurance that additional capital will be available to the bank, that additional capital can be obtained on terms favorable to the bank or that the price of which additional shares may be offered by the Bancorp in the future will not be less than the subscription price in this offering. The effect on existing shareholders of sales of additional shares of common stock cannot presently be determined. However, those sales could have a dilutive effect on the interests of subscribers who purchase common stock in this offering.

It is possible that computer systems of our data processing vendor or loan customers will fail to properly accommodate year 2000 dates.

   As a financial institution, we expect to be heavily dependent upon computers for the conduct of our business. During the years leading up to the year 2000, an important business issue emerged regarding the concern that then existing software programs and operating systems would fail to recognize the year 2000 and other year 2000-sensitive dates. This was expected to result in system failures or miscalculations causing disruption of operations. We believe that evidence of nationwide computer system performance following January 1, 2000 indicates that most of the areas for exposure to system malfunctions associated with the year 2000 have been properly addressed. We have not yet purchased our information systems or commenced our banking operations. Accordingly, we believe we are in a position to avoid much of the uncertainty surrounding year 2000 compliance in our operating systems that would otherwise have existed if these systems had been purchased and in operation prior to January 1, 2000. In any event, we intend to utilize third-party vendors to provide our primary banking computer applications, including core processing systems. The bank will depend on the efforts of these third party vendors to ensure that their data processing systems accommodate year 2000 information. Although we intend to require vendor certification regarding year 2000 readiness before we purchase any equipment, we cannot verify independently that the equipment will, in fact, be year 2000 compliant. In addition, the bank could be affected by year 2000 problems experienced by others over which it will have no control. These parties include our customers, service providers, vendors, customers' vendors, correspondent banks, government agencies, and the financial services industry in general. We plan to include Year 2000 criteria in our loan approval process. Nevertheless, it may be difficult to identify all problems, and any such problems could have a significant adverse impact on the bank's operations, and in turn, the financial condition and results of operations of the Bancorp.

Note Regarding Forward-looking Statements

   Some of the statements contained in this prospectus discuss future expectations or state other "forward-looking" information. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate" or other similar words. Those statements could be affected by known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. When considering such forward-looking statements, you should keep in mind the preceding risk factors and other cautionary statements in this prospectus.

                                  THE OFFERING

   We are offering a minimum of 630,000 shares and a maximum of 1,000,000 shares of common stock at a public offering price of $10.00 per share. This offering is intended to raise gross proceeds of between $6,300,000 and $10,000,000. The minimum purchase for any investor is 100 shares and the maximum purchase is 4.99 percent of the aggregate shares subscribed in the offering, although we may accept subscriptions for more or less. We must receive your subscription for shares before midnight, Eastern Standard Time, on June 30, 2000, unless all of the shares are sold earlier, or unless the offering is terminated or extended. We reserve the right to terminate the offering at any time or to extend the expiration date up to January 31, 2001. Extension of the expiration date might cause an increase in our expenses. We do not have to give you any prior written notice of an extension. If we extend the offering, subscriptions we have already accepted will still be binding. We may also terminate the offering at any time prior to the sale of the minimum number of shares offered in this offering by providing you with written notice of such termination. In such event, we will cause all subscription funds to be refunded to you, without interest.

Conditions of the Offering

   The offering is conditioned upon fulfillment of the following conditions on or prior to the expiration date of the offering. The offering conditions are as follows:

  . At least $6,300,000 in subscription proceeds must be deposited with the escrow agent in the subscription escrow account;

  . We must receive approval from the Federal Reserve Board of our application to become a bank holding company;

  . The bank must receive approval of its application for deposit insurance from the FDIC; and

  . We must not have terminated this offering prior to the time funds are withdrawn from the subscription escrow account.

Escrow of Subscription Funds

   Until the offering conditions above have been met, all subscriptions and documents tendered by investors will be placed in an escrow account with an independent escrow agent, The Bankers Bank. Under the terms of the escrow agreement, if all of the offering conditions are met, the Bancorp may certify this fact to the escrow agent and the escrow agent will release all funds, with interest earned on the funds, to the Bancorp.

   The escrow agent has not investigated the desirability, advisability or merits of a purchase of the shares of common stock in this offering. The escrow agent will invest escrowed funds in deposit accounts or certificates of deposit which are fully insured by the FDIC or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, and/or federal funds. The Bancorp will invest all funds obtained after the release of the funds from the escrow account and before it invests capital into the bank in a similar manner. The Bancorp will use the offering proceeds to purchase capital stock of the bank and to repay expenses incurred in the organization of the Bancorp and the bank. See "Use of Proceeds."

   If the offering conditions are not satisfied by the expiration date, the escrow agent will promptly return to the subscribers their proportionate share of the funds from the escrow account, without interest. If the offering conditions are not satisfied, the expenses incurred by the Bancorp will be borne by the organizers and not by the shareholders. If all of the offering conditions are satisfied, and the Bancorp withdraws the funds from the subscription escrow account, all profits and earnings on such account will belong to the Bancorp. If subscriptions for 630,000 shares of common stock are received and accepted before the expiration date, a minimum closing will be held at the Bancorp's offices. At that minimum closing, the funds will be released from the subscription escrow account to the Bancorp and the subscribers will become shareholders of the Bancorp.

Failure of Bank to Begin Operations

   If the conditions for releasing subscription funds from the escrow account are met and the funds are released, but we do not receive final regulatory approval to operate the bank, or if the bank does not open for any other reason, our board of directors intends to propose that the shareholders approve a plan to liquidate the Bancorp. Upon liquidation, the Bancorp would be dissolved and the Bancorp's net assets, consisting primarily of the funds received in this offering, less the costs and expenses we have incurred, would be distributed to the shareholders other than the organizers, who will not receive any distribution until all of the shareholders have received their initial investments. If our expenses exceed the amounts by which the organizers have contributed toward payment of such expenses, subscribers whose funds were originally placed in escrow but became available to the Bancorp may lose a portion of their investment.

   It is also possible that the amount returned to subscribers may be further reduced by amounts paid to satisfy claims of creditors. Once the Bancorp issues shares of common stock following the release of funds from the escrow account, the offering proceeds will be considered part of the Bancorp's general corporate funds and may be subject to the claims of creditors of the Bancorp. These claims would include claims against the Bancorp that may arise out of actions of its officers, directors or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering before the Bancorp begins banking operations. If such an attachment occurred and it became necessary to return funds to shareholders because of failure to obtain all necessary regulatory approvals, the payment process might be delayed further.

Plan of Distribution

   We expect that the common stock will be sold by the Bancorp exclusively through the efforts of our officers and directors. Our officers and directors may also elect to have their selling efforts supplemented by a licensed broker-dealer acting as a sales agent. In such event, the sales agent would be engaged to offer the common stock on a best efforts basis to the general public.

   No fees, commissions or other remuneration will be paid to any of our officers or directors in connection with his or her solicitation activities. We anticipate that if we engage a sales agent, we will pay the agent a commission of no more than eight percent of the gross proceeds from the sales of shares sold by the agent. We expect that our arrangement with any sales agent will also include our obligation to reimburse the sales agent for some portion of its out-of-pocket expenses in connection with the offering. We may also be required to indemnify the sales agent against liabilities it may be exposed to in connection with the offering, including liabilities under federal securities laws.

   None of our officers and directors who will participate in the offer and sale of shares of common stock is affiliated with a securities broker or dealer, and none of these persons is, or intends to become, registered or licensed as a broker or dealer or an agent of a broker or dealer. We believe that each of our personnel who will assist in sales activities in connection with this offering will be exempt from federal registration as a broker or dealer as provided in Rule 3a4-1 under the Securities Exchange Act of 1934.

Purchases of Common Stock by Our Directors

   Each of our directors has purchased 50 shares of common stock of the Bancorp. The directors have also indicated their intent to purchase up to an aggregate of 121,000 additional shares of the common stock in this offering. The aggregate of these shares, when added to the 500 shares already owned by the directors, will constitute approximately 19.3 percent of the 630,550 shares to be outstanding upon completion of the minimum offering, or 12.1 percent of the 1,000,550 shares to be outstanding should the maximum number of shares be sold. The directors may also purchase shares in this offering in excess of these amounts, although they have not indicated an intent to do so. Because purchases by the directors may be substantial, you should not assume that the sale of a specified minimum offering amount indicates the merits of this offering. All purchases of shares by the directors will be made at the same public offering price of $10.00 per share paid by other investors in this offering and will count toward the achievement of the minimum offering. The directors have represented to the Bancorp that any of these purchases will be made for investment purposes only, and not with a view to the resale of the shares. See "Security Ownership of Management."

   In consideration for their efforts in organizing the Bancorp and the bank, and in recognition of financial risk of loss undertaken by each of them in connection with the funding of the organizational expenses of the Bancorp and the bank, each of our directors who purchases shares in this offering will be granted one warrant for each share of common stock the director purchases. The warrants are expected to be granted to the directors for no additional consideration upon completion of this offering. Each warrant will entitle the director to purchase, at any time within ten years from the date the bank opens for business, one additional share of our common stock at a price of $10.00 per share. The warrants will provide the directors with an opportunity to profit from any future increase in the market value of our common stock, or any increase in the net worth of the bank, without paying for the warrant shares up front. See "Management--Stock Warrants of Directors."

   If each of our directors purchases the number of shares he or she has indicated he or she intends to purchase in this offering, and also exercises his or her warrants in full, the directors' aggregate ownership of the Bancorp would be 32.3 percent based on the minimum offering and 21.6 percent based on the maximum offering. Consequently, any future exercise of the warrants by our directors will reduce your percentage ownership interest in the Bancorp.

The shares of common stock are not insured bank deposits.

   Although deposits at the bank will be insured by the FDIC to the maximum amount permitted by law, shares of the Bancorp common stock are not bank or deposit accounts. Consequently, our common stock is not insured by the FDIC or any other governmental agency.

How to Subscribe

   The minimum subscription is 100 shares or $1,000, but we reserve the right to accept subscriptions for less than the minimum subscription. If you desire to purchase shares of the common stock of the Bancorp, you must:

 .  Complete and sign the Subscription Offer Form accompanying this prospectus;

 . Make full payment for the purchase price for the shares in United States currency by check, bank draft or money order payable to "The Bankers Bank-- Islands Bancorp Escrow Account"; and

 . Deliver the executed Subscription Offer Form, in person or by mail, together with full payment for the purchase price, to 211 Charles Street, Suite 100, Beaufort, South Carolina 29902.

   We reserve the right to disregard any subscription which is not fully paid when we receive it. No subscription will be binding until we have accepted it, and we may refuse to accept any subscription for shares, in whole or in part, for any reason. In determining which subscriptions to accept, in whole or in part, we may take into account the order in which we receive subscriptions and a subscriber's potential to do business with, or to refer customers to, the bank. In the event we reject all or part of your subscription, the escrow agent will refund by mail all or the appropriate portion of the amount paid in by you with the subscription, without interest, promptly after the rejection. In the event we do not satisfy the conditions to release the funds from the escrow account, all subscription proceeds will be returned promptly by mail in full, without interest. After a subscription is accepted and proper payment is received, we will not cancel it unless all other accepted subscriptions are also cancelled.

   If we engage a sales agent to assist us in this offering, consistent with Rule 15c2-4 under the Securities Exchange Act of 1934, the sales agent will transmit all subscribers' checks to the escrow agent not later than the close of the next business day. The sales agent will be entitled to any commission only after the conditions to the release of subscription proceeds from the escrow agent to us are satisfied and the proceeds are actually released to us.

   Certificates representing shares of common stock of the Bancorp will be issued as soon as practicable after funds are released to us from the subscription escrow account.

   If you have any questions about the offering or how to subscribe, please call William B. Gossett, our President and Chief Executive Officer, at (843) 470-9962. If you subscribe, you should retain a copy of the completed subscription documents for your records.

                                USE OF PROCEEDS

   The gross proceeds from the sale of shares of common stock offered by the Bancorp will be $6,300,000 assuming the sale of a minimum of 630,000 shares, and $10,000,000 assuming the sale of a maximum of 1,000,000 shares. We have set forth below a description of our anticipated use of the proceeds of the offering by the Bancorp and by the bank based on our plans and estimates of our start-up expenses. The sales agent's commission reflects an eight percent commission on the sale of 200,000 shares. The following numbers are estimates only, and the actual numbers may be different. The following presentation assumes that the offering proceeds are released from escrow and the bank is capitalized on July 1, 2000. We cannot assure you that the bank will be capitalized at that time or ever. If the opening of the bank is delayed, our expenses will be substantially higher.

                                             Minimum Offering  Maximum Offering
                                             (630,000 shares) (1,000,000 shares)
                                             ---------------- -----------------
Gross proceeds from offering...............     $6,300,000       $10,000,000
Sales agent's commission...................        160,000           160,000
                                                ----------       -----------
Net proceeds to the Bancorp................     $6,140,000       $ 9,840,000
                                                ==========       ===========
Anticipated use of proceeds by the Bancorp:
  Offering and organizational expenses
   funded by organizers' advances..........        100,000           100,000
  Investment in the common stock of the
   bank....................................      6,000,000         7,000,000
  Working capital..........................         40,000         2,740,000
                                                ----------       -----------
  Total....................................     $6,140,000       $ 9,840,000
                                                ==========       ===========

Anticipated use of capital by the bank:

   As reflected below, a minimum of $6,000,000 will be invested by the Bancorp to capitalize the bank. The land upon which the bank's main office will be located is under contract by the Bancorp for a purchase price of $520,000. This contract is expected to be assigned to the bank prior to the closing of the real estate acquisition. We expect that construction of the bank's main office at this site will commence shortly following the closing of the bank's purchase of the real estate. That closing is expected to occur on or before May 15, 2000. The estimated cost of the building is approximately $1,050,000. See "Proposed Business of the Bancorp and the Bank--Facilities." If the total offering proceeds exceed $7 million, we may invest all or a portion of the excess in the bank. We will retain any proceeds which are not invested in the bank and will initially invest them in United States government securities or deposit them with the bank. These funds will be held by us for the operational expenses of the Bancorp and for other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use the proceeds to expand, for example, by opening additional branches or acquiring other financial institutions. We do not currently have any definitive plans for expansion.

                                             Minimum Offering  Maximum Offering
                                             (630,000 shares) (1,000,000 shares)
                                             ---------------- ------------------
  Organizational and pre-opening expenses...    $  402,300        $  402,300
  Land and bank facility....................     1,570,000         1,570,000
  Furniture, fixtures and equipment.........       420,000           420,000
  Working capital...........................     3,607,700         4,607,700
                                                ----------        ----------
  Total.....................................    $6,000,000        $7,000,000
                                                ==========        ==========

                                 CAPITALIZATION

   The following table shows the Bancorp's capitalization as of December 31, 1999 and the pro forma consolidated capitalization of the Bancorp and the bank, as adjusted to give effect to the sale of the minimum and maximum number of shares in this offering and after deducting estimated sales agent commissions and estimated expenses of the offering. The Bancorp's capitalization as of December 31, 1999 reflects the purchase of an aggregate of 550 shares of common stock at a purchase price of $10.00 per share by our organizers shortly following the incorporation of the Bancorp. The "As Adjusted" columns reflect the estimated costs of organizing the Bancorp and organizing and preparing to open the bank through the expected opening date, which is anticipated to be at the end of the second quarter of 2000. See "Use of Proceeds."

                                 December 31, As Adjusted for  As Adjusted for
                                     1999     Minimum Offering Maximum Offering
Shareholders' Equity:            ------------ ---------------- ----------------
Common stock , no par value per
 share, 10,000,000 shares
 authorized, 550 shares issued
 and outstanding, 630,550 shares
 issued and outstanding as
 adjusted (minimum offering),
 1,000,550 shares issued and
 outstanding (maximum
 offering)......................  $   5,500      $6,140,000       $9,840,000
Preferred stock, undesignated
 par value, 2,000,000 shares
 authorized; no shares issued
 and outstanding                          0               0                0
Accumulated deficit during pre-
 opening stage..................   (174,255)       (502,300)        (502,300)
                                  ---------      ----------       ----------
Total shareholder's equity......  $(168,755)     $5,637,700       $9,337,700
                                  =========      ==========       ==========
Book value per share............  $     N/A      $     8.94       $     9.33
                                  =========      ==========       ==========


                                DIVIDEND POLICY

   The Bancorp and the bank are both start-up operations. In order to preserve capital to facilitate growth and expansion of the bank, we do not anticipate paying cash dividends on the shares of common stock in the near future. Our board of directors intends to reinvest earnings for a period of time as is necessary to ensure the success of the operations of the bank. Our board of directors will make a determination whether to pay cash dividends on the basis of operating results, financial condition, tax considerations and other relevant factors. Our ability to pay any dividends will depend on the ability of the bank to pay dividends to us, which depends on the profitability of the bank. The bank similarly does not anticipate paying cash dividends to us in the near future in order to preserve its capital to facilitate growth and expansion of its business. Payment of cash dividends by the bank is also limited by regulatory requirements and limitations. See "Supervision and Regulation-- Dividends."

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Overview

   On December 10, 1998, our organizers commenced activities to establish the Bancorp and the bank. On July 23, 1999, we incorporated the Bancorp to serve as the holding company for the bank. On August 25, 1999, we succeeded to all of the assets and liabilities of the partnership through which the organizers' activities had been conducted. We are still in the development stage and will remain in that stage until the bank opens for business. Since December 10, 1998, our main activities have been centered on:

  . seeking, interviewing and selecting the directors and officers for the Bancorp and the bank,

  . identifying and acquiring our permanent principal office and banking site,

  .  applying for a national bank charter,

  .  applying for FDIC deposit insurance,

  .  applying to become a bank holding company, and

  .  raising equity capital through this offering.

Funding of Our Initial Operations

   Our operations from December 10, 1998 through the closing date of this offering have been and will continue to be funded through:

  .  advances from our organizers in the aggregate amount of $100,000,

  . a line of credit obtained by the Bancorp from GrandSouth Bank in the amount of $90,000,

  . a line of credit obtained by the Bancorp from The Bankers Bank in the amount of $500,000; and

  . the purchase by our organizers of an aggregate of $5,500 of our common stock (550 shares).

   As of January 31, 2000, approximately $85,000 was outstanding on each of the lines of credit. These lines of credit have been guaranteed by each of our organizers. The GrandSouth Bank line of credit bears interest at the annual rate of GrandSouth Bank's prime rate and is due on March 7, 2000. The Bankers Bank line of credit bears interest at the annual rate of one-half percent less than the prime rate as published in the Wall Street Journal and is due on December 24, 2000. We may use a portion of The Bankers Bank line of credit to repay the GrandSouth Bank line of credit on or prior to its maturity. We intend to use the proceeds of this offering to repay the advances of the organizers and the lines of credit. See "Use of Proceeds."

   We believe the minimum net proceeds from the minimum offering will be adequate capital to support the growth of both the Bancorp and the bank for their initial years of operations. We do not anticipate that the Bancorp will need to raise additional funds to meet expenditures required to operate the business of the Bancorp or the bank over the next twelve months. All anticipated material expenditures during that period are expected to be provided for out of the proceeds of this offering. See "Use of Proceeds."

Financial Results

   Total organizational costs as of December 31, 1999 amounted to $85,169. From December 10, 1998 to December 31, 1999, the net loss of the Bancorp amounted to $174,255. The estimated net loss for the period from January 1, 2000 through July 1, 2000, the anticipated opening date for the bank, is $328,045. This amount is attributable to estimated expenses for salaries and benefits of approximately $185,000, legal and professional fees of approximately $40,000 and other pre-opening expenses of approximately $103,045.

   Initially, the bank anticipates deriving its income principally from interest charged on loans and, to a lesser extent, from interest earned on investments, fees received in connection with the origination of loans and miscellaneous fees and service charges. Its principal expenses are anticipated to be interest expense on deposits and operating expenses. The funds for these activities are anticipated to be provided principally by operating revenues, deposit growth, purchase of federal funds from other banks, repayment of outstanding loans and sale of loans and investment securities.

   The bank's operations will depend substantially on its net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other borrowings. This difference is largely affected by changes in market interest rates, credit policies of monetary authorities, and other local, national or international economic factors which are beyond our ability to predict or control. Large moves in interest rates may decrease or eliminate our profitability.

Operating Facilities

   The Bancorp has entered into an agreement for the purchase of approximately
2.3 acres of land at 131 Sea Island Parkway (federal highway 21) in Lady's Island, South Carolina to be used as the site for the main office of the bank. The purchase price under the agreement is $520,000. The purchase agreement is expected to be assigned from the Bancorp to the bank upon the commencement of the bank's operations. Promptly following that assignment, the bank is expected to close the purchase. The Bancorp is entitled to extend the closing date of the land purchase up to six months beyond the scheduled closing date of May 15, 2000 in return for the non-refundable payment to the current landowner of $3,000 for each 30-day extension.

   We expect that construction of the bank's main office building at this site will commence shortly following the closing of the bank's purchase of the real estate. The estimated cost of the building is approximately $1,050,000. The bank will fund the purchase of the real estate acquisition and the construction of its main building with a portion of the net proceeds received from the issuance of its common stock to the Bancorp. See "Use of Proceeds." We expect construction of our permanent facility at this site to be completed in the third quarter of 2001. Pending the completion of the permanent facility, we expect to commence the bank's operations from temporary modular facilities located at this site.

                 PROPOSED BUSINESS OF THE BANCORP AND THE BANK

Background

   The Bancorp was incorporated as a South Carolina corporation on July 23, 1999 to serve as a bank holding company for the bank. The Bancorp plans to use $6 million of the net proceeds of this offering to capitalize the bank through the Bancorp's purchase of 600,000 shares of the bank's common stock at $10.00 per share. This purchase price has been established at the level that is intended to provide the bank with the total amount of capital and surplus sufficient to meet the minimum capitalization level set for the bank by the Office of the Comptroller of the Currency. The Bancorp will be the bank's sole shareholder. The Bancorp initially will engage in no business other than owning and managing the bank.

   We have organized the Bancorp as a holding company to make it easier for the bank to serve its future customers. The holding company structure is expected to provide flexibility for expansion of the Bancorp's banking business. This could occur through the possible acquisition by the Bancorp of other financial institutions and the provision of additional capital for banking-related services which the traditional commercial bank may not provide under existing laws. A holding company structure should make it easier for the Bancorp to raise capital for the bank because the Bancorp will be able to issue securities without the need for prior banking regulatory approval. The proceeds of securities issued by the Bancorp can be invested by the Bancorp in the bank as primary capital.

   The Bancorp has no present plans to acquire any operating subsidiaries other than the bank. However, it is expected that the Bancorp may make additional acquisitions in the event that the bank becomes profitable and the acquisitions are deemed to be in the best interests of the Bancorp and its shareholders. Any acquisitions will be subject to regulatory approvals and requirements. See "Supervision and Regulation."

   Once the bank has received approvals from the Office of the Comptroller of the Currency and the FDIC, the Bancorp will apply to the Federal Reserve Board and the South Carolina State Board of Financial Institutions for approval to capitalize the bank. If these agencies grant the necessary approvals, the Bancorp will become a bank holding company within the meaning of the Bank Holding Company Act of 1956 and the South Carolina Bank Holding Company Act upon its purchase of the bank's common stock. See "Supervision and Regulation."

   The bank is currently being organized under the laws of the United States as a national bank whose deposits are insured by the FDIC. The bank will not be authorized to conduct its banking business until it obtains a charter from the Office of the Comptroller of the Currency. On February 1, 2000 we received preliminary approval from the Office of the Comptroller of the Currency to charter the bank. The issuance of final approval will depend, among other things, upon the bank's receipt of at least $6 million in capital from the Bancorp and upon compliance with other standard conditions expected to be imposed by the FDIC and the Office of the Comptroller of the Currency. These conditions are generally designed to familiarize the bank with operating requirements and to prepare it to begin business operations. We expect to receive preliminary approval from the FDIC by the end of March, 2000.

   Immediately upon obtaining all regulatory approvals and being capitalized, the bank will engage in attracting deposits from the general public and will make commercial, consumer and real estate loans. We anticipate that the bank will commence operations on or about July 1, 2000, assuming completion by that date of at least the minimum offering of shares of common stock.

Business Strategy of the Bank

   The bank's business strategy for its initial years of operation will rely principally upon local advertising and promotional activity and upon personal contacts by its directors, officers and shareholders to attract business and to acquaint potential customers with the bank's personalized services. Our marketing approach will emphasize the advantages of dealing with an independent, locally owned and headquartered commercial bank to meet the particular needs of individuals, professionals and small to medium-sized businesses. We intend to emphasize a high degree of personalized client service in order to be able to serve each customer's banking needs. In particular, we intend to

  . respond to credit requests more quickly (in some cases within the same day);

  . be more flexible in approving complex loans based on a combination of collateral quality, financial strength, market tenure and personal knowledge of the customer;

  . cross-train our staff to ensure that customers' questions can be resolved by the first person contacted;

  . require that our staff and officers operate with the attitude that the customer deserves to be treated politely and efficiently; and

  .  have our employees personally greet customers as they enter the bank.

We expect that these approaches will produce a competitive edge that will enable the bank to capture a significant share of the existing and future growth in our market.

   We will continually evaluate all banking services as to their profitability and make efforts to modify the bank's business plan if the plan does not prove successful. We believe that the bank's business plan will make it profitable by the end of its third year of operations. However, it has been the experience in the banking industry for new financial institutions to lose money in the first several years of operations. There can be no assurance as to when, if ever, the bank's operations will become profitable.

The Banks Primary Service Area

   The bank's primary service area will be in Beaufort County, South Carolina, including the towns of Beaufort, Port Royal and Burton, as well as many neighboring islands. Some of the major islands are Lady's Island, Fripp Island, Parris Island, St. Helena Island, Hunting Island, Port Royal Island, Dataw Island and Harbor Island. The primary service area from which the bank expects to draw at least 75 percent of its business is defined as the area northeast of the Broad River, northwest of the Atlantic Ocean and south of the Coosaw River. According to CACI Marketing Systems, a national demographic and market information provider, the 1998 population in our primary service area was approximately 63,800. It has been projected to rise to approximately 70,800 by the Year 2003.

   Services and retail trade industries employ approximately two-thirds of the work force and account for almost two-thirds of the payroll dollars in Beaufort County, according to United States Census Bureau information. In 1998, our primary service area had a median household income of $33,860, which is projected to increase to $38,120 by 2003, with more than 48 percent of the households in the primary service area having an annual income over $35,000, according to information from CACI Marketing Systems.

   The Beaufort County area has a lower unemployment rate that the state of South Carolina and its climate and geography have encouraged strong population and economic growth. The premier resort destinations of Hilton Head Island, Fripp Island and Dafuskie Island have also given the Beaufort County area a higher profile regionally and nationally. Beaufort County has many positive attributes that contribute to the area's business growth and stability. These include easy access to Interstate Highway 95, rail service, and an employment base comprised substantially of federal, state and local government employers. These include the United States Marine Corps recruit depot at Parris Island, the Marine Corps Air Station, the Beaufort Naval Hospital and the Beaufort County Board of Education. This employment base, along with the real estate and tourism industries, form the core of the area's economy.

Competition

   As a commercial bank, the bank will compete primarily with other financial institutions for deposits. In turn, our deposit base will directly affect our loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts, convenience of office locations, flexible office hours, and the range of financial services offered. The bank will face strong competition in its primary service area with other commercial banks, savings and loan associations, credit unions, finance companies and brokerage firms.

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

   The Beaufort County area is currently served by at least eight commercial banks with a total of fifteen offices holding over $402 million in deposits as of June 30, 1998. There are also two credit unions. We are also aware of a proposed new community bank that plans to commence operations in our primary service area during the first half of 2000. A number of the existing competitors are well established in the Beaufort County area. These competitors have substantially greater resources and lending limits than the bank will have, and offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. As a result of these competitive factors, the bank may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers. Among the larger competitors operating in our primary service area are Wachovia, Regions Bank, Firstbank, NA, Branch Banking and Trust, Bank of America and Palmetto State Bank. Due to the growth of the bank's primary service area, it is anticipated that additional competition will continue to be created by new entrants to the financial services market. We believe that the advantage of being a locally owned and managed community bank headquartered in Beaufort will provide the bank with a unique opportunity to obtain a share of those institutions' deposits.

Deposit Activities

   The bank will offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposits. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. The bank's transaction accounts and time certificates will be tailored to its principal market area at competitive rates. The sources of deposits will be residents, businesses and employees of businesses within the bank's primary service area. These deposits are expected to be obtained through the personal solicitation of the bank's officers and directors, direct mail solicitations, and advertisements published in the local media.

Lending Activities

 General.

   The bank will use its deposits, together with borrowings and other sources of funds, to originate and purchase loans. It will offer a full range of short and medium-term small business and commercial, consumer and real estate loans. The bank intends to generally allocate its loan portfolio as follows: small business and commercial loans, 19 percent; real estate loans, 42 percent; and consumer loans, 39 percent. Management intends to originate loans and to participate with other banks with respect to loans which exceed the bank's lending limits. The bank intends to develop a loan approval process which will provide for various levels of officer lending authority. When a loan amount exceeds an officer's lending authority, it will be transferred to an officer with a higher limit, with ultimate lending authority resting with the loan committee of the bank's board of directors.

   The risk of nonpayment of loans is inherent in making all loans. However, management intends to carefully evaluate all loan applicants and to attempt to minimize its credit risk exposure by use of thorough loan application and approval procedures that will be established for each category of loan prior to beginning operations. In determining whether to make a loan, the bank will consider the borrower's credit history, analyze the borrower's income and ability to service the loan, and evaluate the need for collateral to secure recovery in the event of default. The bank will maintain an allowance for loan losses based upon management's assumptions and judgments regarding the ultimate collectibility of loans in its portfolio and based upon a percentage of the outstanding balances of specific loans when their ultimate collectibility is considered questionable. Risks with regard to specific categories of loans are described below.

   Lending activities will be directed primarily to individuals and businesses in the bank's primary service area whose demands for funds fall within the bank's legal lending limits and which are also potential deposit customers of the bank. The following is a description of each of the major categories of loans anticipated to be made by the bank.

 Commercial Loans.

   Commercial lending activities will be directed principally toward businesses whose demand for funds falls within the bank's anticipated lending limits. This category of loans includes loans made to individuals, partnerships or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis will be placed on loans to small to medium-sized professional firms, retail and wholesale businesses, light industry and manufacturing concerns operating in and around the primary service area. The bank considers "small businesses" to include commercial, professional and retail businesses with annual gross sales of less than $15 million or annual operating costs of less than $3 million. Within small business lending, the bank intends to focus on niches in the market and expects to offer small business loans utilizing government enhancements, such as the Small Business Administration's 7(a) loan guaranty program. This program operates through private sector lenders, such as the bank, that provide loans to small businesses unable to secure financing on reasonable terms through normal lending channels. These loans are, in turn, guaranteed by the Small Business Administration.

   The types of commercial and small business loans provided will include principally term loans with variable interest rates secured by equipment, inventory, receivables and real estate, as well as secured and unsecured working capital lines of credit. Risks of these types of loans depend on the general business conditions of the local economy and the local business borrower's ability to sell its products and services in order to generate sufficient business profits to repay the loan under the agreed upon terms and conditions. Personal guarantees may be obtained from the principals of business borrowers and third parties to further support the borrower's ability to service the debt and reduce the risk of nonpayment.


 Consumer and Installment Loans.

   Consumer loans will include lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes including home improvements, education and other personal expenditures. Consumer loans will also include installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre-approved lines of credit. Consumer loans will generally involve more risk than first mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal due to damage to the collateral or other loss of value while the remaining deficiency often does not warrant further collection efforts. In addition, consumer loan performance is dependent upon the borrower's continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Various federal and state laws also limit the amount that can be recovered.

   Real Estate Loans. The bank will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where the bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans. Interest rates for all categories may be fixed or adjustable, and will more than likely be fixed for shorter-term loans. The bank will compete for real estate loans with competitors who are well established in the Beaufort County area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

   Commercial Real Estate. The bank expects to offer commercial real estate loans to developers of both commercial and residential properties. The bank intends to manage its credit risk by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Risks associated with commercial real estate loans include the general risk of the failure of each commercial borrower, which will be different for each type of business and commercial entity. We will evaluate each business on an individual basis and attempt to determine its business risks and credit profile. Management will attempt to reduce credit risks in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80 percent. In addition, we may also require personal guarantees of the principal owners.

   Construction and Development Loans. Construction and development loans will be made both on a pre-sold and speculative basis. If the borrower has entered into an arrangement to sell the property prior to beginning construction, the loan will be considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, the loan will be considered to be on a speculative basis. Residential and commercial construction loans will be made to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to 18 months, although payments may be structured on a longer amortization basis. The ratio of the loan principal to the value of the collateral as established by independent appraisal will not exceed 75 percent. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser. These loans generally command higher rates and fees commensurate with the risks warranted in the construction lending field. The risk in construction lending is dependent upon the performance of the builder building the project to the plans and specifications of the borrower and the bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction, management anticipates that the mortgage will be converted to a permanent loan and may be sold to an investor in the secondary mortgage market.

   Residential Real Estate Loans. Residential real estate loans will be made to qualified individuals for the purchase of existing single-family residences in our primary service area. These loans will be made consistent with the bank's appraisal policy and real estate lending policy which will detail maximum loan-to-value ratios and maturities. We expect these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market. Mortgage loans that do not conform to the bank's policies will be sold in the secondary markets. The risk of these loans depends on the salability of the loan to national investors and on interest rate changes. The bank intends to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before originating the loan. The bank will retain loans for its portfolio when it has sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies will generally be the same for both loans sold in the secondary market and those retained in the bank's portfolio.

Asset and Liability Management

   The primary assets of the bank will consist of its loan portfolio and its investment accounts. Its liabilities will consist primarily of its deposits. Our objective is to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships, corporations and other entities. Consistent with the requirements of prudent banking necessary to maintain liquidity, we will seek to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not always possible. Management will seek to invest the largest portion of the bank's assets in commercial, consumer and real estate loans. We anticipate that loans will be limited to less than 75 percent of deposits and capital funds. This ratio may be exceeded, however, in the initial period of operation. We anticipate that the bank's investment account will consist primarily of marketable securities of the United States Government, federal agencies and state and municipal governments, generally with varied maturities.

   We expect that the bank's asset/liability mix will be monitored on a regular basis with a monthly report detailing interest-sensitive assets and interest-sensitive liabilities prepared and presented to the board of directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the bank's earnings.

Correspondent Banking

   Correspondent banking involves the providing of services by one bank to another bank which, from an economic or practical standpoint, cannot provide that service for itself. The bank may purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, securities safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or participations with correspondent banks. We anticipate that we will sell loan participations to correspondent banks with respect to loans which exceed our lending limits. As compensation for services provided by a correspondent bank, we may maintain balances with correspondents in non-interest bearing accounts.

Other Banking Services

   Other anticipated services include cash management services, safe deposit boxes, traveler's checks, direct deposit of payroll and social security checks, wire transfers, telephone banking, and automatic drafts for various accounts. We plan to offer a debit card, VISA(R) and/or MasterCard(R) credit card services through a correspondent bank as an agent for the bank. We also plan to offer extended banking hours, both drive-in and lobby, and an after-hours depository. We expect to become associated with a shared network of automated teller machines that our customers will be able to use throughout our primary service area and other regions. We also intend to associate with a third party Internet banking service provider that will enable us to provide our customers with a cost effective, secure and reliable Internet banking solution. We do not plan to exercise trust powers during our initial years of operation.

Employees

   When it begins operations, the bank is anticipated to have approximately eleven full-time employees and no part-time employees. We do not expect that the Bancorp will have any employees other than its officers who are also employees of the bank. We anticipate that in its first year of operation, the bank will hire five additional persons on a full-time basis and one additional person on a part-time basis, subject to the bank's needs.

Facilities

   The temporary office for the Bancorp is located at 211 Charles Street, Suite 100, in downtown Beaufort, South Carolina. This office space, consisting of approximately 1,200 square feet, is leased through April 30, 2000 and becomes a month-to-month lease after that date. The monthly lease rate is $1,250.

   The Bancorp has entered into an agreement for the purchase of approximately
2.3 acres of land at 131 Sea Island Parkway (federal highway 21) in Lady's Island, South Carolina to be used as the site for the main office of the bank. The purchase agreement is expected to be assigned from the Bancorp to the bank upon the commencement of the bank's operations. Promptly following that assignment, the bank is expected to close the purchase of the real estate. The Bancorp is entitled to extend the closing date of the land purchase up to six months beyond the scheduled closing date of May 15, 2000 in return for the non-refundable payment to the current landowner of $3,000 for each 30-day extension.

   We expect that construction of the bank's main office at this site will commence shortly following the closing of the bank's purchase of the real estate. The estimated cost of the building is approximately $1,050,000. The bank will fund the purchase of this real estate acquisition and the construction of the main building with a portion of the net proceeds received from the issuance of its common stock to the Bancorp. See "Use of Proceeds." We expect construction of our permanent facility at this site to be completed in the third quarter of 2001. Pending the completion of the permanent facility, we expect to commence the bank's operations from temporary modular facilities located at this site.

Legal Proceedings

   Neither the Bancorp, the bank, nor any of their properties are subject to any legal proceedings as of the date of this prospectus.

                           SUPERVISION AND REGULATION

General

   The Bancorp and the bank will be subject to an extensive collection of state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of the Bancorp's and the bank's operations. These regulations are generally intended to provide protections for depositors and borrowers, rather than for the benefit of shareholders. Each of the Bancorp and the bank will also be affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve System affect the money supply, and in general, the lending abilities of the bank in increasing or decreasing the costs and availability of funds to the bank. Additionally, the Federal Reserve System regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on member bank borrowings, changes in the reserve requirements against bank deposits and limitations on interest rates which banks may pay on time and savings deposits.

   The burden imposed by federal and state regulations may place us at a competitive disadvantage as compared to competitors which are less regulated. Applicable laws, regulations, interpretations and enforcement policies may be subject to significant future changes. Our ability to achieve profitability and grow could be adversely affected by state and federal banking laws and regulations.

   The following is a brief summary of some of the statutes, rules and regulations affecting the Bancorp and the bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Bancorp and the bank. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of these entities.

The Bancorp

   The Bancorp is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act of 1996. The Bancorp will be registered with both the Federal Reserve System and the South Carolina State Board of Financial Institutions. The Bancorp is required to file with both of these agencies annual reports and other information regarding its business operations and those of any subsidiary. It is also subject to the supervision of, and to regular examinations by, these agencies. The regulatory requirements to which the Bancorp will be subject also set forth various conditions regarding the eligibility and qualifications of its directors and officers.

   The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before:

  .  acquiring all or substantially all of the assets of a bank,

  . acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank, or

  .  merging or consolidating with another bank holding company.

   Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in, any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve Board has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

  .  making or servicing loans and certain types of leases,

  .  engaging in certain insurance and discount brokerage activities,

  .  performing certain data processing services,

  . acting in certain circumstances as a fiduciary or investment or financial advisor,

  .  owning savings associations, and

  . making investments in corporations or projects designed primarily to promote community welfare.

In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of the particular activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition and gains in efficiency that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interests and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board. Despite prior approval, the Federal Reserve Board may order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its bank subsidiaries.

   The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve Board, require that, depending on the particular circumstances, either the Federal Reserve Board's approval must be obtained or notice must be furnished to the Federal Reserve Board and not disapproved prior to any person or company acquiring control of a bank holding company, such as the Bancorp, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25 percent or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10 percent or more, but less than 25 percent, of any class of voting securities and either the bank holding company has registered securities under
Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The Bancorp may be required to register its common stock under
Section 12 of the Securities Exchange Act of 1934 once its common stock is held by more than 500 shareholders of record. The regulations provide a procedure for challenge of the rebuttable control presumption.

   The Federal Reserve Board, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, the Bancorp may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve Board policy, the Bancorp may not deem it advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve Board may also require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

   Under the South Carolina Banking and Branching Efficiency Act, the Bancorp must obtain the approval of the South Carolina State Board of Financial Institutions before the Bancorp acquires all or substantially all of the assets of a bank or any other bank holding company or more than five percent of the voting shares of any bank or any other bank holding company, or merges or consolidates with any other bank holding company.

The Bank

   As a national bank, the bank is subject to the supervision of the Office of the Comptroller of the Currency and, to a limited extent, the FDIC and the Federal Reserve Board. The bank's deposits will be insured by the FDIC for a maximum of $100,000 per depositor. For this protection, the bank will pay a semi-annual statutory assessment and will have to comply with the rules and regulations of the FDIC. The Office of the Comptroller of the Currency and the FDIC will regulate and monitor all areas of the bank's operations, including:

  .  security devices and procedures,

  .  adequacy of capitalization and loss reserves,

  .  loans,

  .  investments,

  .  borrowings,

  .  deposits,

  .  mergers,

  .  issuances of securities,

  .  payment of dividends,

  .  interest rates payable on deposits,

  .  interest rates or fees chargeable on loans,

  .  establishment of branches,

  .  corporate reorganizations,

  .  maintenance of books and records, and

  . adequacy of staff training to carry out safe lending and deposit gathering practices.

In addition, federal law prohibits the bank from engaging in certain "tie-in" or "tying" arrangements. Tying is generally defined as any arrangement in which a bank requires a customer who wants one service, such as credit, to buy other services or products from the bank or its affiliates as a condition of receiving the first service. The regulatory requirements to which the bank will be subject also set forth various conditions regarding the eligibility and qualification of its officers and directors.

Capital Adequacy Requirements

   Both the Bancorp and the bank will be subject to regulatory capital requirements imposed by the Federal Reserve Board and the Office of the Comptroller of the Currency which vary based on differences in risk profiles. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The Office of the Comptroller of the Currency's risk-based capital guidelines apply directly to national banks, such as the bank, regardless of whether they are a subsidiary of a bank holding company. Both agency's requirements, which are substantially similar, provide that banking organizations must have capital (as defined in the rules) equivalent to eight percent of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

   Both the Federal Reserve Board and the Office of the Comptroller of the Currency have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. The guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholder's equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1, and a limited allowance for credit losses up to a designated percentage of risk-weighted assets. Under the guidelines, institutions must maintain a specified minimum ratio of "qualifying" capital to risk-weighted assets. At least 50 percent of an institution's qualifying capital must be "core" or "Tier 1" capital, and the balance may be "supplementary" or "Tier 2" capital. The guidelines imposed on the bank will include a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 capital to assets ratio of three percent, with institutions receiving less than the highest rating required to maintain a ratio of four percent or greater, based upon their particular circumstances and risk profiles.

   Federal bank regulatory authorities have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank's capital adequacy, the revised capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. The Office of the Comptroller of the Currency's risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure or weak management practices will be directed by the Office of the Comptroller of the Currency to take corrective action.

   The foregoing capital guidelines could affect the bank in several ways. If the bank grows rapidly, its capital base may become insufficient to support continued growth, making an additional capital infusion necessary. The capital guidelines could also impact the bank's ability to pay dividends. It is expected that the bank's capital levels will initially be more than adequate. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change our capital position in a relatively short period of time. Failure to meet these capital requirements would require the bank to develop and file a plan with the Office of the Comptroller of the Currency describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

Dividends

   The ability of the Bancorp to pay cash dividends will depend entirely upon the amount of dividends paid by the bank. The Bancorp is subject to the South Carolina state business corporation law requirements that dividends may be paid only if the dividend payment would not render the Bancorp insolvent or unable to meet its obligations as they come due. The Bancorp is not presently subject to any direct legal or other regulatory restrictions on dividends.

   The bank is subject to regulatory restrictions on the payment of dividends, including the prohibition of payment of dividends from the bank's capital. All dividends of the bank must be paid out of undivided profits then on hand, after deducting expenses, including losses and bad debts. In addition, the bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than one-tenth of the bank's net income of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

Other Regulations

   Interest and various other charges collected or contracted for by the bank will be subject to state usury laws and federal laws concerning interest rates. The bank's loan operations will also be subject to federal laws applicable to credit transactions, such as the:

  . Federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers,

  . Community Reinvestment Act of 1977 requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate-income borrowers,

  . Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves,

  . Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit,

  . Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies, and

  . the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank will also be subject to the:

  . Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and

  . Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which govern automatic deposits to, and withdrawals from, deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Interstate and Intrastate Banking and Branching

   Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve Board approval, to acquire banking organizations in any other state. As such, all regional compacts and substantially all then-existing regional limitations on interstate acquisitions of banking organizations have been eliminated. The Interstate Banking and Branching Efficiency Act removed substantially all of the then-existing prohibitions on interstate branching by banks. The authority of a national bank to establish and operate branches within a state continues to be subject to applicable state branching laws. Subject to these laws, a bank operating in any state may now establish one or more branches within any other state without the establishment of a separate banking structure within the other state. The South Carolina Banking and Branching Efficiency Act permits out-of-state banks and bank holding companies to acquire and merge with South Carolina banks and bank holding companies as long as the State Board of Financial Institutions gives prior approval for the acquisition or merger. That same Act also permits South Carolina state banks, with the prior approval of the State Board of Financial Institutions, to operate branches outside of South Carolina. Although the Interstate Banking and Branching Efficiency Act has the potential to increase the number of competitors in the market area of the bank, we cannot predict the actual impact of such legislation on the competitive position of the bank.

Gramm-Leach-Bliley Act

   The Gramm-Leach-Bliley Act (popularly referred to as the Financial Services Modernization Act of 1999 prior to enactment) was enacted November 11, 1999, to be effective March 11, 2000. The Act accomplished a variety of purposes, including facilitating the affiliation among banks, securities firms, and insurance companies and providing privacy protections for customers. Among the more significant areas affected by this new legislation, the Act:

  . amends the Glass-Steagall Act of 1933 by repealing the prohibitions against affiliation of any Federal Reserve member bank with an entity engaged principally in securities activities, and repealing the prohibition against simultaneous service by any officer, director, or employee of a securities firm as an officer, director, or employee of any Federal Reserve member bank;

  . amends the Bank Holding Company Act to permit bank holding companies to own shares in non-banking organizations whose activities have been determined by the Board of Governors of the Federal Reserve System to be so closely related to banking as to be permissible for bank holding companies;

  . creates a statutory mechanism for the establishment of financial holding companies whose subsidiary depository institutions are well-capitalized and well-managed and whose activities may be financial or non-financial, subject to some restrictions;

  . creates a new type of bank, known as a wholesale financial institution, which will be regulated by the Bank Holding Company Act but not able to accept insured deposits, potentially giving companies with wholesale financial institution subsidiaries greater flexibility to engage in non-financial investments;

  . subject to some exemptions, preempts state anti-affiliation laws restricting transactions among insured depository institutions, wholesale financial institutions, insurance concerns and national banks;

  . amends the Bank Holding Company Act and the Federal Deposit Insurance Act to mandate public meetings concerning proposed large bank mergers and acquisitions;

  . amends federal laws governing national banks to prohibit a financial subsidiary of a national bank from

    . engaging in any activity or owning shares of a company engaged in any activity that is impermissible for a national bank;

    . engaging in any activity that is conducted under terms other than those that govern national bank activities, unless a national bank is expressly authorized to do so by federal statute;

    . acting as principal in providing or issuing annuities or in specified insurance activities, except credit-related insurance; or

    .  engaging in real estate investment or development activities; and

  . imposes obligations on financial institutions to protect the privacy and confidentiality of customer nonpublic personal information, including the requirements that financial institutions establish standards for safeguards to protect privacy and confidentiality, provide the standards to the customers at the time of establishing the customer relationship and not less than annually during the continuation of the relationship, condition disclosure of the private information to nonaffiliated third parties on the giving of specific disclosures to consumers and giving consumers the opportunity to prevent such disclosure to third parties.

   Although the Gramm-Leach-Bliley Act has the potential to mix traditional non-banking commerce and banking and enhance the bank's ability to diversify into a variety of areas, we cannot predict the actual impact of this new legislation on the bank or the Bancorp.

                                   MANAGEMENT

Directors and Executive Officers of the Bancorp and the Bank

   Set forth below is information regarding the directors and executive officers of the Bancorp. The President and Chief Executive Officer and each of the directors of the Bancorp are expected to hold these same positions with the bank. The Bancorp, as the sole shareholder of the bank, will nominate each of the following individuals to serve as a director of the bank at the bank's first shareholders meeting. That meeting is expected to convene shortly after the bank receives its charter. Directors of the bank will serve for a term of one year and will be elected by the Bancorp each year at the bank's annual meeting of shareholders. The bank's officers will be appointed by its board of directors and will hold office at the will of its board.

   Under the articles of incorporation of the Bancorp, the board of directors is divided into three classes of directors that serve staggered three-year terms. The members of one class are elected at each annual meeting of shareholders and hold office until the third annual meeting following their election, or until their successors are elected and qualified. The terms of office of the classes of directors expire as follows: Class I at the 2000 annual meeting of shareholders, Class II at the 2001 annual meeting of shareholders, and Class III at the 2002 annual meeting of shareholders. Executive officers of the Bancorp serve at the discretion of the board of directors. Unless otherwise set forth below, each of the individuals listed below has served as a director of the Bancorp since its incorporation on July 23, 1999.

Name                      Age Position with Bancorp
----                      --- ---------------------
William B. Gossett......   56 President and Chief Executive Officer, Class I Director
Avery E. Cleland........   39 Class III Director
Louis O. Dore...........   54 Class I Director
Paul M. Dunnavant, III..   36 Treasurer, Class II Director
Martha B. Fender........   54 Vice President, Class I Director
D. Martin Goodman.......   53 Chairman of the Board, Class I Director
Edward J. McNeil, Jr....   45 Secretary, Class II Director
Frances K. Nicholson....   45 Class II Director
J. Frank Ward...........   53 Class III Director
Bruce K. Wyles..........   45 Class III Director

   William B. Gossett has served as the President and Chief Executive Officer of the Bancorp since its inception on July 23, 1999, and will be the President and Chief Executive Officer of the bank. Prior to joining the Bancorp, he served for 16 years as the President and Chief Executive Officer of Liberty National Bank in Longwood, Florida. Liberty National Bank, which Mr. Gossett helped organize, was named by the American Bankers Association as Florida's Most Profitable Bank and was listed in the Nation's 50 Most Profitable Banks since 1992. Liberty National Bank operated three banking offices in Greater Orlando, Florida and had loan production offices in Jacksonville and Tampa, Florida. During his years with Liberty National Bank, Mr. Gossett developed a reputation for his small business and entrepreneurial financing expertise. He served as a frequent local and national speaker on small business and minority financing. In 1973, Mr. Gossett was selected to organize and charter Tropic Bank of Seminole (formerly known as Atlantic Bank of Casselberry) where he served as President and Chief Executive Officer for seven years. Prior to joining Tropic Bank of Seminole, Mr. Gossett served as a Commercial Loan Officer with Atlantic National Bank of Jacksonville, Florida. Mr. Gossett has been very involved in professional and civic activities. He is past Chairman of the Bank Operations Committee of the Independent Bankers Association of America, as well as a past member of its Lending Issues Sub-Committee, its Policy Development Committee, and its Long-Term Planning Committee. He is past Chairman of the District Advisory Committee of the United States Small Business Administration, Jacksonville, Florida and a member of the Wholesale Financial Services Advisory Group of the American Bankers Association.

   Avery E. Cleland has served as President of Cleland Construction Co., Inc. since 1986 and is currently its sole shareholder. Under his leadership, Cleland Construction has grown from a small land site development company into a multi-company enterprise specializing in subdivision, shopping mall, highway and public utility construction. Mr. Cleland currently serves as Chairman of the Jasper County Council and is active in many community organizations.

   Louis O. Dore has practiced as a trial lawyer in Beaufort, South Carolina since 1976, and has practiced with Louis O. Dore, P.A. since he formed the firm in 1991. He is a member of the Beaufort County and South Carolina Bar Associations and the Advisory Board of Branch Banking and Trust in Beaufort. His past activities include service on the Boards of Trustees of Beaufort Memorial Hospital, Penn Community Services, and Benedict College (Columbia, South Carolina); and service as Chairman of the Beaufort County Democratic Party, Chairman of the South Carolina Board of Education, and a member of the South Carolina Democratic Party Executive Council. Mr. Dore has served as a director of the Bancorp since August 17, 1999.

   Paul M. Dunnavant, III has served as Chief Financial Officer and Treasurer of Amick Farms, Inc., an integrated poultry processor, in Batesburg, South Carolina for over six years. Prior to joining Amick Farms, Inc. in 1993, Mr. Dunnavant was employed for six years by Arthur Andersen & Co. in Columbia, South Carolina, having served as Tax Manager for two of the six years. Mr. Dunnavant is a Certified Financial Planner, a Certified Public Accountant, a member of the South Carolina Association of CPA's, a member of the Palmetto Baptist Foundation Development Board and a member of the Deacon Board of First Baptist Church of Columbia, South Carolina.

   Martha B. Fender has served as President and owner of Coastal Carolina Realty, Inc. since 1987, having joined that firm in 1984. For the past fifteen years, Mrs. Fender has also been actively involved in multiple positions with the Child Abuse Prevention Association for the Open Arms Shelter for Abused and Neglected Children in Beaufort, including service in various executive offices and as a member of its board of directors, service as Chairman of the Building and Personnel Committees, and service for eleven years as the Volunteer Shelter Administrator. She is a member of the National Association of Realtors, the South Carolina Association of Realtors and the Beaufort Board of Realtors where she has held various executive officer and committee chairman positions since 1989.

   D. Martin Goodman has served as Area Manager of the University of South Carolina Small Business Development Center in Beaufort, South Carolina since July 1992. He has been the co-owner, with his wife, of Ollie's Seafood Restaurants in Beaufort since 1996. Prior to moving to Beaufort in 1991, Mr. Goodman held various management positions with several companies in the United States tire industry. Mr. Goodman is a Director of Mainstreet Beaufort, USA, past President of the Greater Beaufort Chamber of Commerce, Board Member of the Beaufort County Economic Development Board, Advisory Board Member of the Business Department of the Technical College of the Lowcountry, Finance Committee Chairman of Carteret Street United Methodist Church and has served as President and is a Board Member of the Beaufort Small Business Assistance Corporation.

   Edward J. McNeil, Jr. has served as a practicing physician in his private practice since October 1999 in the field of internal medicine and is board certified in that specialty. Previously, he was Medical Director and Lab Director for Low Country Medical Group, Beaufort, from January 1998 to October 1999. Prior to joining Low Country Medical Group, Dr. McNeil practiced as a physician with Internal Medicine Health Care in Beaufort from January 1997 to December 1997, and with Southeast Health Care Association from January 1995 to December 1996. Prior to that, he operated his own medical practice in Beaufort since 1987. Dr. McNeil is currently a Member of the American Medical Association as well as the South Carolina Medical Association. He also serves as the Medical Director for Care One Home Health Agency and is a member as well as Chairman of the Trustee Board and Steward Board at Wesley United Methodist Church.

   Frances K. Nicholson has served since 1992 as the manager and principal owner of Nicholson Investments LLC, a real estate leasing and securities portfolio company; since 1998 as the manager and principal owner of Big Nickel Properties, LLC, a manager of rental properties; and since 1992 as the business manager and a principal of Carolina Capital Leasing, Inc., an equipment and vehicle sales and leasing company. Mrs. Nicholson was a buyer and product manager for a large distribution company from 1985 to 1990 and served as a part-time faculty member of Southern State Community College in Wilmington, Ohio from 1991 to 1992. She currently serves as an Executive Board Member of J.L. Mann High School and is a sustaining member of the Junior League of Greenville. Mrs. Nicholson has served as a director of the Bancorp since August 17, 1999.

   J. Frank Ward has served as Sales Coordinator and Realtor with Renaissance Marketing, LLC in Beaufort, South Carolina since February 1998. Prior to joining Renaissance Marketing, LLC, Mr. Ward was employed with Toyota Center in West Columbia/Lexington, South Carolina for 21 years, spending the last 12 years of that period as new car sales manager. He has been a Mason since 1976 and a Shriner since 1980.

   Bruce K. Wyles has served as a practicing dentist in Beaufort, South Carolina since 1983 and is a real estate investor.

Remuneration of Directors

   The directors of the Bancorp and the bank have not received and will not receive any fees or other compensation in connection with the organization of the Bancorp or the bank. We do not intend to pay director's fees until the bank is cumulatively profitable. In addition, after the offering, we expect to adopt a stock option plan which will permit the Bancorp to grant options to its officers, directors and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15 percent of the shares outstanding after the offering. We will not issue stock options at less than the fair market value of the common stock on the date of grant.

Employment Agreement

   On July 27, 1999, we entered into an employment agreement with William B. Gossett pursuant to which Mr. Gossett serves as President and Chief Executive Officer of the Bancorp and, upon its organization, the bank, for a term of five years. The agreement automatically renews for additional two-year terms unless either party notifies the other party of its intent not to renew at least 180 days prior to the end of the then current term. Mr. Gossett's initial annual base salary under the agreement is $135,000. His annual salary becomes $130,000 effective August 1, 2000. He is also entitled to receive a bonus of $10,000 upon the opening of the bank, which bonus may increase to $27,500 based upon the board of directors' consideration of various factors. For each year following the first full calendar year of the bank's operations, Mr. Gossett is also entitled to a bonus of five percent of the bank's net income if the board of directors determines the bonus is appropriate in light of its analysis of various performance criteria.

   In addition to his salary and bonus compensation, Mr. Gossett will be provided with an automobile, or an automobile allowance; life insurance of $300,000 payable to his spouse and heirs; and reimbursement for automobile expenses, club dues, business expenses, and moving and relocation expenses. He will also participate in the bank's retirement, medical and other benefit programs.

   Mr. Gossett will be eligible to participate in any long-term equity incentive program of the Bancorp and will be eligible for the grant of stock options, restricted stock and other awards under such program or any similar program adopted by the Bancorp. Upon closing of this offering, or as soon after the closing as an appropriate stock option plan is adopted by the Bancorp, Mr. Gossett will be granted options to purchase a number of shares of the Bancorp's common stock equal to three percent of the number of shares sold in this offering at a purchase price of $10.00 per share. One-third of the shares covered by the option will vest on each of the first, second and third anniversaries of the date the bank opens for business, subject to accelerated vesting upon a change in control of the Bancorp.

   The employment agreement with Mr. Gossett also provides that during the term of his employment and for a period expiring on the earlier to occur of

  . one year after termination of his employment for any reason other than without cause,

  . six months after expiration of the employment agreement where expiration results from Mr. Gossett's timely notification of his intent not to renew the agreement, and

  . the expiration of the agreement where expiration results from the Bancorp's or the bank's timely notification to Mr. Gossett of its intent not to renew the agreement,

Mr. Gossett will not compete, directly or indirectly, with the Bancorp or the bank, or any of their subsidiaries, or have more than a two percent passive investment in any financial institution that maintains an office or branch within 25 miles of each location where the Bancorp or the bank maintains an office or branch at any time during Mr. Gossett's employment under the agreement. The agreement also provides that during the term of his employment and for a period expiring on the earlier to occur of one year after termination of his employment for any reason and one year following the expiration of the agreement, Mr. Gossett will not solicit employees of the bank or the Bancorp for employment and will not solicit customers of the bank to any other financial institution.

   Upon termination of Mr. Gossett's employment by the Bancorp or the bank without cause or for any reason following a change in control of the Bancorp, Mr. Gossett will be entitled to a lump sum severance payment equal to two times his base salary in effect at the time, plus any accrued bonus, and all of his outstanding options will immediately vest. If the Bancorp terminates Mr. Gossett's employment as a result of abandoning its effort to organize the bank, Mr. Gossett will be entitled to any earned but unpaid portion of his base salary and a cash lump sum severance payment equal to the amount of his base salary in effect at the time of the termination that would have been payable to him for the period from the date of such termination to the later to occur of July 27, 2000 and the date 120 days following the date of such termination.

Stock Warrants of Directors

   Each of the directors has devoted substantial time and effort in the activities necessary to organize the Bancorp and the bank, including attendance at meetings over a period of several months. In addition, each of the organizers has undertaken a substantial financial risk of loss in connection with the funding of the organizational expenses of the Bancorp and the bank. In consideration for these efforts and in recognition of these risks, upon completion of this offering, each of the directors who purchases shares in this offering will be granted, for no additional consideration, one warrant for each share of common stock the director purchases in the offering, up to an aggregate maximum for all directors of 210,115 shares. Each warrant will entitle the director to purchase, at any time within ten years from the date the bank opens for business, one additional share of our common stock at a price of $10.00 per share. The warrants will not be immediately exercisable. The right to exercise the warrants will vest for one-third of the shares covered by the warrants on each of the first three anniversaries of the date the bank opened for business, so long as the director has served continuously as a director of the Bancorp and the bank from its opening until that particular anniversary date. All of the warrants, however, will become vested upon a change in control of the Bancorp or the bank, or sale of all or substantially all of their assets.

   Included among the conditions for the Office of the Comptroller of the Currency's approval of the warrants was the inclusion of a provision to be set forth in the form of the warrants providing the Bancorp the right, upon notice from any regulatory authority, to require immediate exercise or forfeiture of the warrants if, in the opinion of the Office of the Comptroller of the Currency, the exercise is reasonably necessary in order to inject additional capital into the bank.

Director Liability and Indemnification

   The articles of incorporation of the Bancorp contain a provision which, subject to certain limited exceptions, limits the liability of a director to the Bancorp or its shareholders for any breach of duty as a director. There is no limitation of liability for:

  . a breach of the director's duty of loyalty to the corporation or its shareholders;

  .  an act or omission not undertaken in good faith;

  . an act or omission which involves gross negligence, intentional misconduct or a knowing violation of law;

  . any transaction from which the director derives an improper personal benefit; or

  . as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988.

In addition, if the South Carolina Business Corporation Act is amended to authorize further elimination or limitation of the liability of a director, then the liability of each director will be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the Bancorp or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

   The bylaws of the Bancorp provide that the Bancorp shall indemnify its directors to the maximum extent provided by the South Carolina Business Corporation Act. This protection is broader than the protection expressly mandated in Section 33-8-520 of the South Carolina Business Corporation Act. That statutory section provides that a company must indemnify a director or an officer only to the extent that the director has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter.

   In addition to this mandatory indemnification right, our bylaws make mandatory the indemnification permitted, but not mandated, by Section 33-8-510 of the South Carolina Business Corporation Act. Accordingly, under our bylaws, the Bancorp shall indemnify a director where

  .  the director conducted himself or herself in good faith,

  . the director reasonably believed that conduct in the director's official capacity with the Bancorp was either in the Bancorp's best interest or was not opposed to the best interest of the Bancorp; and

  . in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful.

   Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

   The Securities and Exchange Commission has informed us that indemnification for officers, directors, and controlling persons for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

   We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

                        SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of the date of this prospectus by the officers and directors of the Bancorp, and the proposed officers and directors of the bank. The following table also sets forth the anticipated purchases by these individuals in this offering and the percentage of common stock to be owned by each of them assuming completion of the minimum offering of 630,000 shares.

   The amounts in the table below include, for each individual, 50 shares of common stock which were purchased by the individual prior to the offering at a purchase price of $10.00 per share. The table does not include shares which may be purchased by the individuals pursuant to their exercise of warrants that are expected to be granted to them upon completion of the offering. For additional information regarding the grant of these warrants, see "Management--Stock Warrants of Directors."

   Beneficial ownership, as reflected in the table, is determined in accordance with the rules and regulations of the Securities and Exchange Commission. It generally includes securities of which a person has or shares the power to vote or to direct the vote, or has or shares the power to dispose or to direct the disposition. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days, including shares of common stock subject to currently exercisable stock options or warrants. The percentage ownership has been calculated on the assumption that the Bancorp has completed the minimum offering of 630,000 shares.

                              Shares Anticipated to Be Beneficially Owned
                                          After the Offering
                                                           Percentage of
Name                           Number of Shares             Total Shares
----                          ----------------------- -------------------------
William B. Gossett...........                  30,050                      4.8%
Avery E. Cleland.............                  10,050                      1.6
Louis O. Dore................                  10,050                      1.6
Paul M. Dunnavant, III.......                  11,050                      1.8
Martha B. Fender.............                  10,050                      1.6
D. Martin Goodman............                  10,050                      1.6
Edward J. McNeil, Jr.........                  10,050                      1.6
Frances K. Nicholson.........                  10,050                      1.6
J. Frank Ward................                  10,050                      1.6
Bruce K. Wyles...............                  10,050                      1.6
                              -----------------------     --------------------
  Total......................                 121,500                     19.3%
                              =======================     ====================

                          TRANSACTIONS WITH MANAGEMENT

 Transactions in the Ordinary Course of Business

   Once the bank opens for business, it is anticipated that our directors, officers and their affiliates, including members of their families or businesses and other organizations with which they are associated, will have banking and other transactions in the ordinary course of business with the bank. It will be the policy of the bank that any loans or other transactions with those persons or entities

  . will be made in accordance with applicable law and the bank's lending policies,

  . will be made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing, and

  . will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Bancorp and the bank.

In addition, all future transactions with our directors, officers and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of our directors, including a majority of the directors who do not have an interest in the transaction.

 Funding by the Organizers

   In order to fund various costs and expenses associated with the development and organization of the Bancorp and the bank, we obtained a $90,000 line of credit from GrandSouth Bank and a $500,000 line of credit from The Bankers Bank. As of January 31, 2000, approximately $85,000 was outstanding under each of these lines of credit. Each of the organizers has personally guaranteed each of these lines of credit. We intend to repay the lines of credit with a portion of the net proceeds from this offering of common stock. See "Use of Proceeds."

   In addition to the lines of credit described above, each of the organizers has advanced $10,000 pursuant to an Organizer Contribution Agreement to fund various costs and expenses associated with the development and organization of the Bancorp and the bank. The Bancorp intends to repay the $100,000 aggregate amount advanced by the organizers pursuant to that agreement using a portion of the net proceeds from this offering of common stock. See "Use of Proceeds."

 Warrants

   In consideration for their efforts in organizing the Bancorp and the bank, and in recognition of financial risk of loss undertaken by each of them in connection with the funding of the organizational expenses of the Bancorp and the bank, upon completion of this offering, each of the directors who purchases shares in this offering will be granted, for no additional consideration, one warrant for each share of common stock the director purchases. Each warrant will entitle the director to purchase, at any time within ten years from the date the bank opens for business, one additional share of our common stock at a price of $10.00 per share. See "Management--Stock Warrants of Directors."

                           DESCRIPTION OF SECURITIES

   The authorized capital stock of the Bancorp is 12,000,000 shares, consisting of 10,000,000 shares of common stock, no par value per share, and 2,000,000 shares of preferred stock. The par value, rights and preferences of the preferred stock may be designated as the board of directors may determine. As of the date of this prospectus, 550 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

   Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed by any lender to the Bancorp, holders of common stock are entitled to receive dividends, if any, declared by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Bancorp, holders of common stock are entitled to share, based on the number of shares held, in the assets, if any, remaining after payment of all the debts and liabilities of the Bancorp and the liquidation preference of any outstanding series of preferred stock.

   Holders of common stock are entitled to one vote per share for each share held of record on any matter submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock issued by the Bancorp or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

   The authorized shares of preferred stock may be issued in one or more series, and the board of directors is authorized, without further action by the shareholders, to designate the rights, preferences, limitations and restrictions applicable to each series, including dividend, voting, redemption and conversion rights. The board of directors also may designate par value, preferences in liquidation, as well as any sinking fund terms and the number of shares constituting any series or the designation of such series. The Bancorp believes that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of preferred stock upon the rights of holders of common stock until the board of directors determines the specific terms, rights and preferences of a series of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, or impairing liquidation rights of such shares without further action by holders of the common stock. In addition, the board of directors is authorized at any time to issue preferred stock with voting, conversion or other features that may have the effect of impeding or discouraging a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the securities of the Bancorp or the removal of incumbent management. Issuance of preferred stock could also adversely affect the market price of the common stock. The Bancorp has no present plan to issue any shares of preferred stock.

Change of Control and Anti-takeover Effects

   General. Our articles of incorporation and bylaws and South Carolina state law contain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of the Bancorp. These provisions may be considered to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors. This would include takeover attempts that some of our shareholders may consider to be in their best interest. These provisions may also adversely affect the price that a potential purchaser will be willing to pay for our common stock and deprive you of the opportunity to obtain a takeover premium for your shares. To the extent that takeover attempts are discouraged, temporary fluctuations in the market price of the common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could make the removal of incumbent management more difficult and may permit a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.

   The following briefly summarizes protective provisions contained in the articles of incorporation and South Carolina law and is not intended to be a complete description of all the features and consequences of these provisions. The following is qualified in its entirety by reference to the articles of incorporation and the relevant provisions of South Carolina law.

   Classified Board of Directors. Our articles of incorporation and bylaws provide for a classified board of directors so that, as nearly as possible, one-third of the board of directors is elected each year to serve a three-year term. This classification would delay an attempt by dissatisfied shareholders or anyone who obtains a controlling interest in the Bancorp to elect a new board of directors. This is because, absent the removal, resignation or death of the members of the Board, it would take three annual meetings of shareholders to change fully the composition of the Board, and at least two annual meetings to change a majority of the directors.

   Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of protecting the continuity of current management by discouraging attempts to obtain control of the Bancorp through a proxy contest, tender offer, merger or otherwise.

   Evaluation of Acquisition Proposals. Our articles of incorporation expressly permit the board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of the Bancorp, or any similar extraordinary transaction, to consider

  . all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of the Bancorp and its subsidiaries, on the communities and geographical areas in which the Bancorp and its subsidiaries operate or are located, and on any of the business and properties of the Bancorp or any of its subsidiaries, and

  . the consideration being offered, not only in relation to the then current market price for the Bancorp's outstanding shares of capital stock, but also in relation to the then current value of the Bancorp in a freely negotiated transaction and in relation to the board of directors' estimate of the future value of the Bancorp as an independent going concern.

The board of directors believes that these provisions are in the long-term best interests of the Bancorp and its shareholders.

   Advance Notice Requirements. Our bylaws set forth advance notice procedures in connection with shareholder proposals at shareholder meetings and nominations of directors, other than by the board of directors. Specifically, notice of a shareholder proposal as well as a nomination for the election of any director by a shareholder must be received by the Bancorp on or before 90 days prior to the shareholders' meeting at which the proposal or nomination is to be considered. Proposals which fail to be made in accordance with the notice requirements may be rejected by the Bancorp.

   Director Nomination Requirements. Our bylaws require that any shareholder proposing to nominate an individual for election as a director provide in the notice of nomination

  . a representation of the shareholder's status as a record holder of common stock and the shareholder's intent to appear at the meeting to make the nomination;

  . a description of any arrangements between the shareholder and the nominee regarding the making of the nomination;

  .  the name of and other biographical information regarding the nominee;
     and

  .  a statement that the nominee has consented to the nomination.

The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood of third-party nominations of directors.

   Supermajority Voting on Significant Transactions. South Carolina law provides that, unless a corporation's articles of incorporation provide for a higher or lower vote, significant corporation actions, such as a merger, share exchange or sale of all or substantially all of the corporation's assets, must be approved by the holders of two-thirds of the shares entitled to vote on the matter. Our articles of incorporation do not provide for a different vote requirement. Consequently, a two-thirds shareholder vote is required to approve any of such transactions involving the Bancorp.

   Control Share Acquisitions. We are currently subject to the South Carolina control share acquisitions statute which is designed to afford shareholders of public corporations in South Carolina and meet share ownership requirements set forth in the statute protection against acquisitions in which a person, entity or group seeks to gain voting control of the public corporation. With some exceptions, the statute provides that shares of a public corporation acquired within specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

  . acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

   . acquisitions of shares possessing one-third or more but less than a majority of all voting power; or

  . acquisitions of shares possessing a majority of more of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. Unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, in the event the shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, then all shareholders of the public corporation have dissenter's rights to receive fair value for their shares. There is currently no provision in our articles or our bylaws limiting or eliminating these dissenter's rights. The statute also enables a corporation to provide the redemption under certain circumstances of control shares with no voting rights. Among the acquisitions specifically excluded from the statute are acquisitions accomplished through a merger or plan of share exchange if the public corporation is a party to the agreement of merger or plan of share exchange. A corporation may opt-out of the statute by so providing in its articles of incorporation. We have not opted out of the statute.

   Business Combinations with Interested Shareholders. We are also currently subject to the South Carolina business combination statute which, with some exceptions, places restrictions on mergers, consolidations, sales of assets, liquidations, reclassifications or other similar kinds of transactions with or between a public corporation in South Carolina and any person who owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of the public corporation. The statute provides that the public corporation may not engage in any business combination with any 10% or greater shareholder of the corporation for a period of two years following the date the person became a 10% shareholder unless before the date the person became a 10% shareholder either the business combination or the purchase of shares that first made the shareholder a 10% shareholder is approved by a majority of the "disinterested" members of the board of directors of the corporation. A member of the board is "disinterested" if the director is not a present or former officer or employee of the public corporation or a related corporation. The statute further provides that, subject to some exceptions, a public corporation may not engage at any time in a business combination with a 10% shareholder unless the business combination complies with all of the requirements of the public corporation's articles of incorporation and

  . the business combination is approved by the board of directors of the public corporation before the date the shareholder first became a 10% shareholder, or the purchase of shares made by the 10% shareholder on the date the shareholder first became a 10% shareholder has been approved by the board of directors of the public corporation before the date the shareholder first became a 10% shareholder,

  . the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the 10% shareholder proposing the business combination at a meeting called for that purposes no earlier than two years after the date the shareholder first became a 10% shareholder, or

  .   the business combination meets specified fair price and form of consideration requirements.

A company may opt-out of the business combination statute by so providing in its articles of incorporation. We have not opted out of the statute.

Transfer Agent and Registrar

   Unless we otherwise become required by law or administrative action to appoint an independent transfer agent and registrar, or our board of directors otherwise deems it appropriate to do so, we will act as transfer agent and registrar for our common stock.

Shares Eligible for Future Sale

   Upon completion of the offering, we will have a minimum of 630,550 shares and a maximum of 1,000,550 shares of common stock outstanding. Except for the 550 shares purchased originally by the directors and any shares held by affiliates, all of the shares will be freely tradeable without restriction or registration under the Securities Act of 1933. Affiliates of the Bancorp will need to comply with the resale limitations of Rule 144 under the Securities Act of 1933. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders. An expected total of 135,000 shares owned directly or indirectly by our directors will be eligible for public sale under Rule 144 following the offering.

   Purchasers of the common stock in this offering or on the open market may resell those shares immediately, although as noted above, affiliates of the Bancorp will be subject to the volume and other limitations of Rule 144. In general, under Rule 144, as currently in effect, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the Bancorp. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to resale. The 550 shares originally purchased by the directors constitute restricted securities and will be subject to this resale limitation.

                                 LEGAL MATTERS

   The validity of the common stock offered in this offering will be passed upon for the Bancorp by Nexsen Pruet Jacobs & Pollard, LLP, Columbia, South Carolina.

                                    EXPERTS

   The financial statements of the Bancorp as of September 30, 1999, included in this prospectus have been examined by Francis and Company, CPAs, independent public accountants, as stated in their opinion, and have been so included in reliance upon the opinion, which has been rendered upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   The Bancorp has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933. That registration statement covers the common stock offered in this offering. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus, which forms a part of that registration statement, does not contain all of the information contained in that registration statement and its exhibits. You should refer to that registration statement and its exhibits for further information concerning the Bancorp, the bank and the securities offered in this offering.

   Statements contained in this prospectus as to the contents of a document filed as an exhibit to the registration statement are not necessarily complete. You should refer to that exhibit for a complete statement of its terms and conditions. Copies of the registration statement can be obtained upon payment of the fees prescribed by the Securities and Exchange Commission, or may be examined at the offices of the Securities and Exchange Commission without charge, at its public reference section, Room 1024, 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the public reference section by calling the Securities and Exchange Commission at 1-800-SEC-0330 (1-800-732-0330).

   The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as the Bancorp that file electronically with the Securities and Exchange Commission. The address of the SEC's website is http://www.sec.gov.

   We have filed or will file various applications with the Office of the Comptroller of the Currency and the FDIC. You should rely only on information in this prospectus and in our related registration statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the Office of the Comptroller of the Currency and the FDIC, such other information is superseded by the information in this prospectus. Projections appearing in the applications to such agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or may otherwise be wrong. The Bancorp and the bank specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision.

                           INDEX TO FINANCIAL STATEMENTS


                                                                    Page Number
                                                                    -----------

Independent Auditors' Report...............................................  F-2
Balance Sheets as of December 31, 1999 and 1998............................  F-3
Statement of Operations
 from inception, December 10, 1998 through December 31, 1998 and for the year ended December 31, 1999..............................................  F-4
Statement of Changes in Stockholders' Equity
 from inception, December 10, 1998 through December 31, 1998 and from Janu-
 ary 1, 1999 through December 31, 1999.....................................  F-5
Statement of Cash Flows
 from inception, December 10, 1998 throug h December 31, 1998 and from Jan-
 uary 1, 1999 through December 31, 1999....................................  F-6
Notes to Financial Statements..............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Islands Bancorp
Beaufort, South Carolina

   We have audited the accompanying balance sheets of Islands Bancorp Beaufort, South Carolina, (the "Company") a development stage enterprise, as of December 31, 1999 and 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the period from December 10, 1998 through December 31, 1998 and for the calendar year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Islands Bancorp as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the period from inception, December 10, 1998 through December 31, 1998 and for the calendar year ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ FRANCIS & CO., CPAs
Atlanta, Georgia
February 8, 2000

                                Islands Bancorp
                        (A Development Stage Enterprise)
                                 Balance Sheet

                                                              December 31,
                                                            ------------------
                                                              1999      1998
                                                            ---------  -------
ASSETS
Cash....................................................... $  24,061  $ 4,750
Property and equipment, net................................    28,830       --
Deferred registration costs................................    45,890       --
Other assets...............................................     1,453       --
                                                            ---------  -------
Total Assets............................................... $ 100,234  $ 4,750
                                                            =========  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Current liabilities                                        $  21,607  $    --
 Accounts payable and accrued expenses.....................
 Advances from organizers..................................   100,000   10,000
 Notes payable.............................................   130,524       --
                                                            ---------  -------
   Total current liabilities............................... $ 252,131  $10,000
                                                            ---------  -------
 Long term liabilities
 Notes payable............................................. $  16,858  $    --
                                                            ---------  -------
   Total long term liabilities............................. $  16,858  $    --
                                                            ---------  -------
Commitments and contingencies (Note 3)
Stockholders' Equity (Note 1):
 Common stock, zero par value,
  10,000,000 shares authorized,
  550 shares issued and outstanding........................ $   5,500  $    --
 (Deficit) accumulated during
  the development stage....................................  (174,255)  (5,250)
                                                            ---------  -------
   Total Stockholders' Equity.............................. $(168,755) $(5,250)
                                                            ---------  -------
Total Liabilities and
 Stockholders' Equity...................................... $ 100,234  $ 4,750
                                                            =========  =======


                    Refer to notes to the financial statements.

                                Islands Bancorp
                        (A Development Stage Enterprise)
                            Statement of Operations

                                                            For the year ended
                                                               December 31,
                                                            -------------------
                                                              1999       1998
                                                            ---------  --------
Revenues:
 Interest income........................................... $      --  $     --
                                                            ---------  --------
  Total revenues...........................................        --        --
                                                            ---------  --------
Expenses:
 Organizational expenses................................... $  79,919  $  5,250
 Salaries and benefits.....................................    66,376        --
 Depreciation expense......................................     4,409        --
 Legal & professional......................................     3,500        --
 Other expenses............................................    14,801        --
                                                            ---------  --------
  Total expenses........................................... $ 169,005  $  5,250
                                                            ---------  --------
Net (loss)................................................. $(169,005) $ (5,250)
                                                            =========  ========





                    Refer to notes to the financial statements.

                                Islands Bancorp
                        (A Development Stage Enterprise)
                  Statement of Changes in Stockholders' Equity
          from inception, December 10, 1998 through December 31, 1999

                                 Common               (Deficit)
                                 Stock               Accumulated
                                  zero  Additional     During          Total
                                  Par    Paid-in-  the Development Stockholders'
                                 Value   Capital        Stage         Equity
                                 ------ ---------- --------------- -------------
Net (loss), 1998................ $   --    $ --      $   (5,250)    $   (5,250)
                                 ------    ----      ----------     ----------
Balance,
 December 31, 1998.............. $   --    $ --      $   (5,250)    $   (5,250)
                                 ======    ====      ==========     ==========
Issuance of 550 shares
 of Common stock................ $5,500    $ --      $       --     $    5,500
Net (loss) for the
 year ended
 December 31, 1999..............     --      --        (169,005)      (169,005)
                                 ------    ----      ----------     ----------
Balance,
 December 31, 1999.............. $5,500    $ --      $ (174,255)    $ (168,755)
                                 ======    ====      ==========     ==========


                    Refer to notes to the financial statements.

                                Islands Bancorp
                        (A Development Stage Enterprise)
                            Statement of Cash Flows

                                                                From inception,
                                                               December 10, 1998
                                                Year ended          through
                                             December 31, 1999 December 31, 1998
                                             ----------------- -----------------
Cash flows from pre-operating activities of
 the development stage:
 Net (loss)................................      $(169,005)         $(5,250)
 Adjustments to reconcile net (loss) to net
  cash used by pre-operating activities of
  the development stage:
 Increase in registration costs............        (45,890)              --
 Increase in payables and accruals.........         21,607               --
 (Increase) in other assets................         (1,453)              --
 Depreciation expense......................          2,909               --
                                                 ---------          -------
Net cash used by pre-operating activities
 of the development stage..................      $(191,832)         $(5,250)
                                                 ---------          -------
Cash flows from investing activities:
Purchase of fixed assets...................      $ (31,739)         $    --
                                                 ---------          -------
Net cash used in investing activities......        (31,739)         $    --
                                                 ---------          -------
Cash flows from financing activities:
Issuance of common stock...................      $   5,500          $    --
Advances from organizers...................         90,000           10,000
Increase in notes payable..................        147,382               --
                                                 ---------          -------
Net cash provided from financing
 activities................................      $ 242,882          $10,000
                                                 ---------          -------
Net increase in cash.......................      $  19,311          $ 4,750
Cash, beginning of period..................          4,750               --
                                                 ---------          -------
Cash, end of period........................      $  24,061          $ 4,750
                                                 =========          =======
Supplemental disclosures of cash flow
 information:
Cash paid for:
Interest                                         $     877          $    --
                                                 =========          =======
Income taxes                                     $      --          $    --
                                                 =========          =======


                  Refer to notes to the financial statements.

                                Islands Bancorp
                        (A Development Stage Enterprise)
                         Notes to Financial Statements
                               December 31, 1999
Note 1--Summary of Organization

   Islands Bancorp (the "Company") is a proposed one-bank holding company with respect to a de novo bank, Islands Community Bank, N.A. (in organization), Beaufort, South Carolina (the "Bank"). Prior to the Company's incorporation on July 23, 1999, a group of organizers, on December 10, 1998 formed a partnership, NBB Partnership (the "Partnership"), to facilitate in the initial process of organizing and forming both the Company and the Bank. All assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by the Partnership from inception have been transferred, by mutual agreement of the Board of Directors of the Company and the partners of the Partnership, to the Company. Accordingly, all financial transactions undertaken by the Partnership from inception until July 23, 1999 are reflected in the Company's financial statements as of December 31, 1999 and 1998.

   The Company filed applications with the Office of the Comptroller of the Currency (the "OCC") to charter the Bank and with the Federal Deposit Insurance Corporation (the "FDIC") to insure deposits up to $100,000 per depositor. Once preliminary approvals on the above applications are obtained, an application for prior approval to form a bank holding company will be filed with the Federal Reserve Board (the "FRB").

   The Company is authorized to issue up to 10.0 million shares of its zero par value per share common stock ("Common Stock"). Each share is entitled to one vote and shareholders have no preemptive, cumulative voting or conversion rights. The organizers capitalized the Company by acquiring 550 shares of the Company's Common Stock for an aggregate amount of $5,500. The directors intend to purchase additional shares of Common Stock in the public offering.

   On December 13, 1999, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 630,000 and maximum of 1,000,000 shares of its zero par value Common Stock (the "Offering"). As of December 31, 1999, that Registration Statement had not been declared effective. The sales price for each share of Common Stock is $10.00. All subscription proceeds will be held by an Escrow Agent pending acceptance of subscriptions, completion of the Offering, and the receipt of preliminary approvals from the OCC, FDIC and the FRB. If the sale of the minimum (630,000) shares of Common Stock is not accomplished by the expiration date, as extended, all subscriptions will be canceled and all proceeds returned, without interest, to the subscribers. If the sale of the minimum (630,000) shares of Common Stock is accomplished and all preliminary regulatory approvals obtained, the Company will capitalize the Bank and commence banking operations.

   The Company is also authorized to issue of up to 2.0 million shares of Preferred Stock. The Company's Board of Directors may, without further action by the shareholders, direct the issuance of Preferred Stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of Common Stock. As of December 31, 1999, there were no shares of the Company's Preferred Stock issued or outstanding.

   The Company's Articles of Incorporation and Bylaws contain certain provisions that might be deemed to have potential defensive "anti takeover" effects. These certain provisions include: (i) provisions relating to meetings of shareholders which limit who may call meetings and what matters will be voted upon; (ii) the ability of the Board of Directors to issue additional shares of authorized Preferred Stock without shareholder approval, thus retaining the ability to dilute any potential acquirer attempting to gain control by purchasing Company stock; (iii) a staggered Board of Directors, limiting the ability to change the members of the Board in a timely manner, and
(iv) a provision that requires two-thirds of the shareholders to approve mergers and similar transactions, and amendments to the articles of incorporation.

                                Islands Bancorp
                        (A Development Stage Enterprise)
                         Notes to Financial Statements
                               December 31, 1999

Note 1--Summary of Organization (continued)

   The directors of the Company will receive one warrant, at no additional cost, for each share of Common Stock purchased by that director in the Offering. Each warrant entitles its holder to purchase one share of the Company's Common Stock for $10.00 for a period of ten years from the date the Bank opens for business. The warrants will vest equally on each of the first three anniversaries of the date which the Bank opens for business, and may be exercised either in whole or in part. All warrants are subject to approval by the banking regulatory agencies.

   The Company is a development stage enterprise as defined by the Financial Accounting Standards Board Statement No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business, its planned principal operations have not commenced and there has been no significant revenue from the planned principal operations

Note 2--Summary of Significant Accounting Policies

   Basis of Accounting. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. The Company uses the accrual basis of accounting by recognizing revenues when they are earned and expenses in the period incurred, without regard to the time of receipt or payment of cash. The Company has adopted a fiscal year that ends on December 31, effective for the period ended December 31, 1999.

   Organizational Expenses. Organizational costs are costs that have been incurred in the expectation that they will generate future revenues or otherwise benefit periods after the Company reaches the operating stage. Organizational costs generally include incorporation, legal and accounting fees incurred in connection with establishing the Company. In accordance with recent accounting pronouncements, all organizational expenses have been expensed when incurred.

   Deferred Registration Costs. Deferred registration costs are deferred and incremental costs incurred by the Company in connection with the underwriting and issuance of its own Common Stock. Deferred registration costs do not include any allocation of salaries, overhead or similar costs. In a successful offering, deferred registration costs are deducted from the Company's Common Stock account. Registration costs associated with an unsuccessful offering are charged to operations in the period during which the offering is deemed unsuccessful.

   Income Taxes. The Company will be subject to taxation whenever taxable income is generated. As of December 31, 1999, no income taxes had been accrued since no taxable income had been generated.

   Basic (Loss) Per Share. Per share data for 1998 is not included since no shares were outstanding at December 31, 1998. For 1999, the basic loss per share of $(307.28) was calculated based on 550 shares outstanding for the entire 1999 calendar year.

Note that the above result may not be indicative of future performance primarily due to (i) the fact that the number of outstanding shares will increase significantly and (ii) planned principal operations have not commenced.

                                Islands Bancorp
                        (A Development Stage Enterprise)
                         Notes to Financial Statements
                               December 31, 1999

Note 2--Summary of Significant Accounting Policies (continued)

   Statement of Cash Flows. The statement of cash flows was prepared using the indirect method. Under this method, net loss was reconciled to net cash flows from pre-operating activities by adjusting for the effects of current assets and short term liabilities.

Note 3--Commitments and Contingencies

   In connection with the Company's formation and the organization of its subsidiary Bank, the Company has entered into two separate agreements with a bank consulting firm and an accounting firm. The consulting firm's responsibilities are to assist the organizers in preparing and filing all applications with the Bank's regulatory authorities (OCC, FDIC, FRB). The accounting firm's responsibilities are to perform an audit and prepare a report on the Company's financial statements as of September 30, and December 31, 1999. The aggregate cost of the above services is estimated to approximate $60,000. The Company also engaged a law firm to prepare and file all organizational and incorporation papers, as well as prepare a Registration Statement on Form SB-2. The law firm is compensated for its services based on an hourly basis.

   On July 27, 1999, the Company entered into an employment agreement (the "Agreement") with the proposed president and chief executive officer (the "CEO") of both the Company and the Bank. The Agreement covers a period of five years with a renewal option for an additional two-year period. The initial annual base salary is $135,000 and becomes $130,000 effective August 1, 2000. The CEO is also entitled to receive a bonus of $10,000 at the discretion of the Company's Board of Directors, which bonus may increase to $27,500 based on other factors considered by the Company's Board of Directors. For each year following the first full calendar year of the Bank's operations, the CEO is also entitled to a bonus of five percent of the Bank's net income if the Board of Directors determines the bonus is appropriate in light of its analysis of various performance criteria. Additionally, when a stock option plan is adopted, the CEO will be granted options to purchase Company's shares equal to three percent of the number of shares sold in the Offering. The Agreement provides for other customary benefits such as health and life insurance, retirement benefits, club dues, use of an automobile and relocation expenses. The Agreement also includes a non-compete clause prohibiting the CEO, once he ceases to serve in the Company, from competing against the Company and/or its subsidiary Bank for a certain period of time and within certain geographical boundaries.

   The organizers advanced $10,000 each or $100,000 in the aggregate to the Company in order to fund a portion of the pre-operating activities. The advances are interest-free and will be repaid only after the successful completion of the minimum Offering (630,000 shares) is accomplished.

   On August 6, 1999, the Company borrowed $31,739 to purchase an automobile. The loan, which is secured by the above automobile, amortizes over thirty six months at an interest rate of 0.9 percent. The outstanding balance on this loan as of December 31, 1999 was $27,382.

   On September 7, 1999, the Company borrowed, under an unsecured line of credit arrangement, $90,000 at a prime rate of interest. This loan was renewed to mature March 7, 2000. As of December 31, 1999, $85,000 was outstanding on the above line.

   On December 24, 1999, the Company borrowed, under an unsecured line of credit arrangement, $500,000 at a rate of prime less one-half percent ( 1/2%). This loan matures December 24, 2000 and, as of December 31, 1999, had a balance of $35,000.

                                Islands Bancorp
                        (A Development Stage Enterprise)
                         Notes to Financial Statements
                               December 31, 1999

Note 4--Related Party Transactions

   Please refer to Note 1 regarding all assets, liabilities, rights, revenues and expenses undertaken by the Partnership, all of which have been assumed by and transferred to the Company.

   Please refer to Note 1 for a discussion concerning the directors' warrants.

   Please refer to Note 3 concerning interest-free advances made by the organizers as well as a description of the CEO's employment Agreement.

   As a condition to extend both lines of credit described under Note 3, above, the lenders required the guaranties of certain organizers of the Company.

Note 5--Subsequent Events

   On January 24, 2000, the Company entered into a contract to purchase an approximately 2.3 acre parcel of land on Lady's Island, at the price of $520,000. The Company intends to build its main banking facility on the above parcel of land. Closing of the above transaction is scheduled to occur on or before May 15, 2000 unless extended for up to six additional months.

   On January 7, 2000, the Company entered into a three-month lease arrangement for its temporary office space. The lease term commenced February 1, 2000, with monthly lease payments of $1,250.

   On February 1, 2000, the OCC granted preliminary approval to charter the Bank. The approval states that the Bank is required to (i) raise at least $6.0 million in capital within twelve months of preliminary approval and (ii) commence banking operations within eighteen months of preliminary approval.

                            SUBSCRIPTION OFFER FORMS

   Two Subscription Offer Forms are attached hereto. Any prospective investor desiring to purchase common stock should complete and execute one Subscription Offer Form and mail or deliver it, together with full payment, to:

                                  Islands Bancorp
                           211 Charles Street, Suite 100
                          Beaufort, South Carolina 29902
                           Attention: William B. Gossett

   If you ordered through a broker-dealer, please deliver a completed Subscription Offer Form to your account representative.

   Payments for common stock subscribed may be made by check, draft or money order payable to "The Bankers Bank--Islands Bancorp Escrow Account." Subscribers should carefully read the terms and conditions contained in the Subscription Offer Form before subscribing for common stock. Any questions concerning subscriptions or the offering may be directed to the Bancorp at
(843) 470-9962.

   Stock will be registered in the name of the subscriber as that name appears on the Subscription Offer Form. Stock ownership must be registered in one of the following ways:

Individual Subscribers

   In completing the name of the investor on the Subscription Offer Form, please include the investor's first name in full (instead of using only an initial), middle initial and last name. Please omit words of limitation that do not affect ownership rights, such as "special account," "single man," and "personal property," etc.

Joint Subscribers

   Joint ownership of stock by two or more persons will be inscribed on the certificate as either Joint Tenants, or Tenants in Common, as indicated by the investor. On the Subscription Offer Form, names should be joined by the word "and," and not by the word "or." Please omit titles such as "Mrs.," "Dr.," etc. The designation "Joint Tenancy with Right of Survivorship and not as Tenants in Common" may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving owner(s). The designation "Tenants in Common" may also be specified to identify two or more owners. When stock is held as tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All joint owners must agree to the transfer or sale of shares held in this form of ownership. Please consult your attorney for full details regarding the legal effect of joint ownership.

Entity Subscribers

   Stock may be held by corporations or partnerships. In that case, please include the entire official name of the entity, including designations such as "Inc.," "Co.," "Ltd.," etc.

IRA and Retirement Accounts

   In most cases, you may use funds in an IRA or other retirement account to purchase the common stock. If you wish to purchase common stock through your IRA or other retirement account, please contact your own broker-dealer.

Uniform Transfers to Minors

   Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minor Act. There may only be one custodian and one minor designated on a stock certificate. The standard abbreviation of custodian is "CUST," while the description "Uniform Transfers to Minors Act" is abbreviated "UTMA." For example, stock held by Mary B. Smith as custodian for John L. Smith under the South Carolina Uniform Transfers to Minors Act will be abbreviated: MARY B. SMITH CUST JOHN L. SMITH UTMA.

Fiduciaries

   Information provided with respect to stock to be held in a fiduciary capacity must contain the following:

  1.The name(s) of the fiduciaries.

  2. The fiduciary capacity, either as Administrator, Conservator, Committee, Executor, Trustee, Personal Representative, or Custodian.

  3. The type of document governing the fiduciary relationship. Generally, the relationships are either a form of trust agreement or court order. Without the existence of a document establishing a fiduciary relationship, the stock may not be registered in a fiduciary capacity.

  4. The date of the document governing the relationship, except with respect to a trust created by a will.

  5. Either the name of the beneficiary, or the name of the maker, donor, or testator.

  Example:   JOHN Q. PUBLIC, TRUSTEE FOR MARY Q. PUBLIC
UNDER AGREEMENT DATED 9/1/95.

   ALL INFORMATION REQUESTED ON THE SUBSCRIPTION OFFER FORM IS IMPORTANT AND SHOULD BE COMPLETED.

   THE SECOND COPY OF THE SUBSCRIPTION OFFER FORM SHOULD BE RETAINED FOR YOUR RECORDS.

For Internal Use (Do Not Fill In)  Paid with Subscription $______________
No of Shares Requested___________         Refund (if any) $______________
No. of Shares Accepted___________    Balance Due (if any) $______________

                            SUBSCRIPTION OFFER FORM

                                  ISLANDS BANCORP

                             Beaufort, South Carolina

   The undersigned, having received and reviewed the prospectus dated        ,
2000, of Islands Bancorp (the "Bancorp"), a South Carolina corporation and the holding company for the proposed Islands Community Bank, N.A. (in organization), and in sole reliance on the information contained therein, hereby subscribes for the number of shares of the common stock, no par value per share, of the Bancorp (the "Common Stock") indicated below at a purchase price of $10.00 per share. The minimum subscription is 100 shares. No one person may purchase that number of shares which when added to shares of the Bancorp already owned, would equal more than 4.99 percent of the Bancorp's issued and outstanding shares after the offering. The Bancorp reserves the right to waive that restriction or otherwise to limit or restrict the amount of shares that may be purchased by any individual or group.

   The subscription is payable in United States dollars by check, bank draft or money order payable to "The Bankers Bank--Islands Bancorp Escrow Account" in the amount indicated below, representing the payment of $10.00 per share multiplied by the number of shares of common stock subscribed. The total subscription price must be paid at the time this Subscription Offer Form is executed.

   In connection with this subscription, the undersigned acknowledges and agrees that:

1. This Subscription Offer may not be withdrawn, cancelled, terminated or revoked once it is tendered to the Bancorp, and this Subscription Offer shall survive the death or disability of the undersigned.

2. The Bancorp shall have the right to accept or reject a subscription in whole or in part, for any reason whatsoever. The Bancorp also reserves the right to cancel any accepted Subscription Offer for any reason, or for no reason, until the date the shares purchased through this offering are issued. If this subscription is accepted in part, the undersigned agrees to purchase the accepted number of shares subject to the terms of this Subscription Offer. This subscription is nonassignable and nontransferable, except with the written consent of the Bancorp.

3. All terms of the offering as described in the prospectus are incorporated herein by reference, and this Subscription Offer is made in accordance with and subject to those terms and conditions. The undersigned has read the prospectus and understands it, or has had it explained to him/her by his/her legal representative. By his/her signature below, the undersigned acknowledges and confirms that, in making a decision to purchase common stock of the Bancorp, the undersigned has relied solely upon the information contained in the prospectus, and confirms that this Subscription Offer is made in accordance therewith.

4. If the undersigned is an individual, the undersigned is a bona fide resident of the state listed in the undersigned's address indicated below, and the undersigned has no present intention of moving from that state of residency. If the undersigned is an entity, the undersigned is organized and its principal office is located in the state listed in the undersigned's address herein, and the undersigned has no present intention of changing the state of its organization or moving its principal office.

5. SUBSTITUTE FORM W-9: Under penalties of perjury, I certify that (1) the Social Security Number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. (Instruction: You must cross out Item (2) directly above if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of underreporting interest or dividends on your tax return and you have not subsequently been notified by the Internal Revenue Service that you are no longer subject to backup withholding.)

   The undersigned has signed this Subscription Offer on the date indicated below, and hereby requests that certificates evidencing shares of common stock of the Bancorp purchased pursuant to this Subscription Offer be registered in the name and form of ownership described below.

                                                                         $
---------------------------------                                        --------------------------------------------
Number of Shares Subscribed: (Minimum 100 shares)                        Total subscription price at $10.00 per share

----------------------------------------------------------------------------------------------------------------------
Print or type the full name or names in which stock is to be registered

---------------------------------                                        --------------------------------------------
Signature of Subscriber                                                  Date

---------------------------------                                        --------------------------------------------
Additional Signature (if required)                                       Date
IF SUBSCRIBER IS AN ENTITY:
By:
---------------------------------                                        --------------------------------------------
(Signature of Authorized Representative)                                 Date

---------------------------------                                        --------------------------------------------
Print Name of Authorized Representative                                  Title of Authorized Representative

---------------------------------------------------------------------------------------------------------------------
Subscriber's RESIDENCE Street Address  (P.O. Box Not Acceptable)

----------------------------------------------------------------------------------------------------------------------
City                                                   State                                                  Zip Code
(   )
--------------------------------------                                  ----------------------------------------------
Area Code and Telephone Number                                          Social Security or Federal Taxpayer I.D. Number
Legal form of ownership desired (check one):
[  ] Individual                   [  ] Join Tenants With Right of Survivorship    [  ] Other (describe)________________
[  ] Tenants in Common            [  ] Uniform Transfers to Minors Act

If purchasing through a broker/dealer, please complete the following:

Name of Broker/Dealer:_______________________________   Street Address:_____________________________________
Name of Account Rep:_________________________________   City, State, Zip:___________________________________
Account Number:______________________________________   Phone Number (  )___________________________________

Complete all blanks on this Subscription Offer Form, make check, draft or money order payable in the amount of $10.00 for each share subscribed payable to "The Bankers Bank--Islands Bancorp Escrow Account" and mail or deliver this executed Subscription Offer Form and check, draft or money order to:

                                ISLANDS BANCORP
                         211 Charles Street, Suite 100
                        Beaufort, South Carolina 29902
                         Attention: William B. Gossett

Any questions concerning subscriptions or the offering may be directed to the above address or to (843) 470-9962.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

   Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which such person may incur in such person's capacity as such.

   The bylaws of the Registrant provide that the Registrant shall indemnify its directors to the maximum extent provided by the South Carolina Business Corporation Act. This protection is broader than the protection expressly mandated in Section 33-8-520 of the South Carolina Business Corporation Act. That statutory section provides that a company must indemnify a director or an officer only to the extent that the director has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter.

   In addition to this mandatory indemnification right, the Registrant's bylaws make mandatory the indemnification permitted, but not mandated, by Section 33-8-510 of the South Carolina Business Corporation Act. Accordingly, under our bylaws, the Registrant shall indemnify a director where (a) the director conducted himself or herself in good faith, (b) the director reasonably believed that conduct in the director's official capacity with the Registrant was either in the Registrant's best interest or was not opposed to the best interest of the Registrant; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful.

   The Securities and Exchange Commission has informed the Registrant that indemnification for officers, directors, and controlling persons for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

   The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 25. Other Expenses of Issuance and Distribution.

   The expenses in connection with the sale of the shares of common stock (excluding any selling agent commissions) are estimated as follows:

      Securities and Exchange Commission registration fee............. $  3,365
      Printing and engraving expenses.................................   30,000
      Legal fees and expenses.........................................   50,000
      Accounting fees and expenses....................................    4,000
      Blue Sky fees and expenses......................................    1,000
      Miscellaneous...................................................   11,635
                                                                       --------
       TOTAL.......................................................... $100,000
                                                                       ========

Item 26. Recent Sales of Unregistered Securities.

   In connection with its initial capitalization, on August 17, 1999, the Registrant issued a total of 50 shares of its common stock to each of its 11 directors at a purchase price of $10.00 per share, for a total purchase price of $5,500 for an aggregate of 550 shares. Each purchaser represented the purchaser's intention to acquire the securities for investment purposes only and not for resale or distribution. Each of the purchasers was a director and/or officer of the Registrant at the time of purchase, and the Registrant believes that each purchaser had access to detailed information with respect to the Registrant and possessed requisite financial sophistication. All of such shares were issued pursuant to the exemption from registration contained in
Section 4(2) of the Securities Act, and Rule 506 under Regulation D promulgated thereunder, as transactions, not involving a general solicitation, in which the purchasers were purchasing for investment.

Item 27. Exhibits.

Number  Exhibit
------  -------
3.1*    Articles of Incorporation of the Registrant.
3.2*    Bylaws of the Registrant.
4.1*    Specimen common stock certificate. See Exhibits 3.1 and 3.2 for provisions in the
        Articles of Incorporation and Bylaws of the Registrant defining the rights of holders of common stock.
5.1     Opinion of Nexsen Pruet Jacobs & Pollard, LLP.
10.1*   Employment Agreement dated as of July 27, 1999 between the Registrant and William
        B. Gossett.
10.2*   Form of Organizers Warrant Agreement.
10.3*   Assignment and Assumption Agreement dated August 25, 1999, between the Registrant and NBB General Partnership.
10.4*   Contract of Sale dated January 24, 2000 between the Registrant and Edward
        Marchetti.
10.5*   Escrow Agreement dated November 23, 1999 between the Registrant and The Bankers
        Bank.
10.6*   Loan Agreement dated September 7, 1999 between the Registrant and GrandSouth
        Bank, as extended on December 7, 1999, and form of Guaranty Agreement issued to
        GrandSouth Bank by each of the organizers of the Registrant.
10.7*   Promissory Note dated December 24, 1999 between the Registrant and The Bankers
        Bank, and form of Guaranty Agreement issued to The Bankers Bank by each of the organizers of the Registrant.
10.8*   Lease Agreement dated January 7, 2000 between the Registrant and Anthony R.
        Porter.
23.1    Consent of Nexsen Pruet Jacobs & Pollard, LLP. (contained in Exhibit 5.1)
23.2    Consent of Francis & Co., CPAs.
24.1*   Powers of Attorney (filed as part of the signature page to the registration statement).
27.1*   Financial Data Schedule (for electronic filing purposes).

--------
* Previously filed.

Item 28. Undertakings.

   The Registrant hereby undertakes to do the following:

  (a) The Registrant will:

   (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) Include any additional or changed material information on the plan of distribution.

   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Beaufort, state of South Carolina, on March 2, 2000.

                                          ISLANDS BANCORP

                                                   /s/ William B. Gossett
                                          By: _________________________________
                                                     William B. Gossett
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William B. Gossett and D. Martin Goodman, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ William B. Gossett         President, Chief Executive    March 2, 2000
______________________________________  Officer (principal
          William B. Gossett            executive officer) and
                                        Director

        /s/ D. Martin Goodman          Chairman of the Board         March 2, 2000
______________________________________
          D. Martin Goodman

                   *                   Vice President and            March 2, 2000
______________________________________  Director
           Martha B. Fender

                   *                   Treasurer (principal          March 2, 2000
______________________________________  financial and accounting
        Paul M. Dunnavant, III          officer) and Director

                   *                   Secretary and Director        March 2, 2000
______________________________________
        Edward J. McNeil, Jr.


                   *                   Director                      March 2, 2000
______________________________________
           Avery E. Cleland

                   *                   Director                      March 2, 2000
______________________________________
            Louis O. Dore

                   *                   Director                      March 2, 2000
______________________________________
         Frances K. Nicholson

                   *                   Director                      March 2, 2000
______________________________________
            J. Frank Ward

                   *                   Director                      March 2, 2000
 _____________________________________
            Bruce K. Wyles


     /s/ William B. Gossett
By: _____________________________
       William B. Gossett
       As Attorney-in-Fact

                                 Exhibit Index


Number      Exhibit
------      -------

3.1*        Articles of Incorporation of the Registrant.

3.2*        Bylaws of the Registrant.

4.1* Specimen common stock certificate. See Exhibits 3.1 and 3.2 for provisions in the Articles of Incorporation and Bylaws of the Registrant defining the rights of holders of common stock.

5.1         Opinion of Nexsen Pruet Jacobs & Pollard, LLP.

10.1* Employment Agreement dated as of July 27, 1999 between the Registrant and William B. Gossett.

10.2*       Form of Organizers Warrant Agreement.

10.3* Assignment and Assumption Agreement dated August 25, 1999, between the Registrant and NBB General Partnership.

10.4* Contract of Sale dated January 24, 2000 between the Registrant and Edward Marchetti.

10.5* Escrow Agreement dated November 23, 1999 between the Registrant and The Bankers Bank.

10.6* Loan Agreement dated September 7, 1999 between the Registrant and GrandSouth Bank, as extended on December 7, 1999, and form of Guaranty Agreement issued to GrandSouth Bank by each of the organizers of the Registrant.

10.7* Promissory Note dated December 24, 1999 between the Registrant and The Bankers Bank, and form of Guaranty Agreement issued to The Bankers Bank by each of the organizers of the Registrant.

10.8* Lease Agreement dated January 7, 2000 between the Registrant and Anthony R. Porter.

23.1        Consent of Nexsen Pruet Jacobs & Pollard, LLP. (contained in Exhibit
            5.1)

23.2        Consent of Francis & Co., CPAs.

24.1* Powers of Attorney (filed as part of the signature page to the registration statement).

27.1*       Financial Data Schedule (for electronic filing purposes).
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* - Previously filed.